Exhibit 10.1

Execution Version

[***] Certain information in this document has been excluded pursuant to Regulation S-K, item 601(b)(10) Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

CREDIT AGREEMENT

dated as of May 29, 2020

among

BAUDAX BIO, INC.,

as the Borrower,

THE LENDERS PARTY HERETO

as Lenders,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as the Agent

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE AND TREASURY REGULATIONS THEREUNDER, THE LOANS ARE BEING MADE WITH ORIGINAL ISSUE DISCOUNT. REQUESTS FOR INFORMATION REGARDING THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY ON THE LOANS MAY BE DIRECTED TO THE BORROWER AT 490 LAPP RD., MALVERN, PA, 19355; ATTN: CHIEF FINANCIAL OFFICER.

i

SCHEDULES

Schedule 1.1(a)	Commitments
Schedule 10.2	Addresses for Notices
Schedule 10.13.1	Direct Competitors of the Borrower

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Borrowing Request

v

CREDIT AGREEMENT

This Credit Agreement dated as of May 29, 2020 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made among Baudax Bio, Inc., a Pennsylvania corporation (the “Borrower”), Wilmington Trust, National Association, not individually, but solely in its capacity as the Agent (as defined below) for the financial institutions from time to time party to this Agreement as lenders (collectively, with their permitted successors and assignees, the “Lenders”), and the Lenders from time to time party hereto.

The Borrower has agreed to enter into this Agreement with the Lenders and the Agent evidencing the Lenders’ agreement to advance, and the Borrower’s agreement to incur the Loans on the terms and conditions set forth herein, and in connection therewith, for the parties to make the representations and warranties, covenants and undertakings as hereinafter set forth.

Section 1.    Definitions; Interpretation.

1.1    Definitions. When used herein the following terms shall have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Stock of any Person, or otherwise causing any Person to become a Subsidiary, (c) a merger, consolidation, amalgamation or any other combination with another Person (other than a combination between two Persons that prior to the merger, consolidation, amalgamation or combination were already Loan Parties) and (d) the acquisition from any Person of a brand, line of business, division, branch or product line, or of marketing rights, patent rights or other Intellectual Property rights (not including any development product candidates not to exceed $200,000 in any Fiscal Year) with respect to a product line, operating division, product or potential product or other unit of operation.

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (b) any employee, manager, officer or director of such Person. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither the Agent nor any Lender shall be deemed an Affiliate of any Loan Party.

“Agent” means Wilmington Trust, National Association, solely in its capacity as administrative and collateral agent for the Lenders hereunder and any successor thereto in such capacity.

“Agent Fee Letter” means that certain Fee Letter dated as of the Closing Date between the Borrower and the Agent, in each case relating to the transactions contemplated by this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Currency” has the meaning set forth in Section 1.4.

“Amortization Date” means May 29, 2022; provided that if EBITDA for the consecutive 12-month period ending on or immediately prior to May 29, 2022 is greater than $10,000,000, the Amortization Date will be May 29, 2023.

“APIL” means Alkermes Pharma Ireland Limited, a private company limited by shares incorporated in Ireland with number 448848.

“Applicable Contract Rate” means the per annum rate of interest (based on a year of 360 days) equal to 13.5%.

“Applicable Law” means in relation to any subject all provisions applicable to that subject of all (i) constitutions, treaties, statutes, laws, rules, regulations and ordinances of any Governmental Authority, (ii) authorizations, consents, approvals, permits or licenses issued by, or a registration or filing with, any Governmental Authority and (iii) orders, decisions, judgments, awards and decrees of any Governmental Authority (including common law and principles of public policy).

“Benefit Plan” means any: (i) Pension Plan, (ii) Multiemployer Pension Plan, (iii) Non-U.S. Pension Plan, (iv) plan that provides welfare benefits to terminated employees, other than coverage contemplated by section 4980B(f) of the Code and the corresponding provisions of ERISA or similar local law (regardless of whether the employer subsidizes a portion of the applicable premium), or (v) plan that provides medical insurance, life insurance or long-term disability benefits and that is not fully insured by a third party insurance company except with respect to a self-insured medical plan for which the employer maintains stop loss insurance obtained from a third party insurer, a health flexible spending account arrangement within IRS limits or self-funded death benefits under an employment agreement.

“Board” means the Board of Directors of Borrower.

“Borrower” has the meaning set forth in the Preamble.

“Borrowing Request” means an irrevocable written notice of borrowing in the form attached hereto as Exhibit C delivered by the Borrower to the Agent and appropriately specifying (a) the aggregate principal amount of the Loans to be incurred, (b) the date of such borrowing (which shall be a Business Day), (c) the account details and wiring instructions for the Borrower and (d) that the applicable conditions set forth in Section 4.2 of this Agreement have been satisfied.

“Business Day” means any day on which commercial banks are open for commercial banking business in New York, New York.

“Capital Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, shares, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in, or Stock Equivalents (regardless of how designated) of, a Person (other than an individual), whether voting or non-voting.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act (as amended from time to time).

“Cash Equivalent Investment” means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States government or any agency thereof, (b) commercial paper, or corporate demand notes, in each case rated at least A-l by S&P Global Ratings or P-l by Moody’s Investors Service, Inc., or at least an equivalent rating from another widely recognized equivalent service, (c) any certificate of deposit (or time deposit represented by a certificate of deposit) or banker’s acceptance maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) any repurchase agreement entered into with any commercial banking institution of the nature referred to in clause (c) above which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder, (e) money market accounts or mutual funds which (i) have net assets of not less than $500,000,000 and (ii) has the highest rating obtainable from either S&P Global Ratings or Moody’s Investors Service, Inc. (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), and (f) other short term liquid investments approved in writing by the Required Lenders.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“Change of Control” means an event or series of events by which:

(a)    any “person” or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, beneficially or of record, of Capital Stock representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Borrower (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)    a majority of the seats (other than vacant seats) on the Board shall at any time be occupied by persons who were neither (i) nominated by the Board or Lender nor (ii) appointed by directors so nominated;

(c)    Other than pursuant to a transaction permitted by Section 7.4, immediately after which Borrower owns, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Capital Stock of all its Subsidiaries, Borrower shall cease to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Capital Stock of any of its Subsidiaries; or

(d)    all or substantially all of the assets of the Borrower or any of the Guarantors are sold, conveyed, transferred or otherwise disposed of in any one or more related transactions.

“Closing Date” means the date on which the conditions set forth in Section 4.1 have been satisfied or waived by the Lenders or, acting at the written direction of the Lenders, the Agent.

“CMS” means the Center for Medicare and Medicaid Services of the United States of America.

“Collateral” shall mean the property of Loan Parties described in any Collateral Document pursuant to, or in connection with which, any Loan Party or any other Person grants a Lien to the Agent for its benefit and the benefit of the Lenders. Notwithstanding the foregoing or anything to the contrary in any Collateral Documents, no intent-to-use applications for Trademarks filed in the United States shall constitute Collateral to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity and enforceability of such intent-to-use application for Trademark or the Trademark that is the subject thereof under applicable law.

“Collateral Access Agreement” means an agreement in form and substance satisfactory to the Required Lenders and the Agent in their reasonable discretion pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by any Loan Party, acknowledges the Liens of the Agent and waives or subordinates any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Agent reasonable access to and use of such real property during the continuance of an Event of Default to assemble, collect and sell any Collateral stored or otherwise located thereon.

“Collateral Documents” means, collectively, the Guarantee, the U.S. Security Agreement, each IP Security Agreement, each Mortgage, each Pledge Agreement, the Irish Collateral Documents, any Collateral Access Agreement, any Control Agreement and each other agreement or instrument pursuant to or in connection with which any Loan Party grants a security interest in any Collateral to the Agent for its benefit and the benefit of the Lenders or pursuant to which any such security interest in Collateral is perfected, each as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Commitments” means the Tranche One Commitment, the Tranche Two Commitment, the Tranche Three Commitment, the Tranche Four Commitment and the Tranche Five Commitment.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.1(a).

“Commitment Termination Date” means the Original Tranche Two Commitment Termination Date, the Original Tranche Three Commitment Termination Date, the Original Tranche Four Commitment Termination Date and the Tranche Five Commitment Termination Date.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B and otherwise satisfactory to the Required Lenders in all respects.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Income” means, with respect to the Borrower and its Subsidiaries, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period, excluding any gains or noncash losses from Dispositions (other than the sale of inventory), any extraordinary gains or extraordinary non-cash losses and any gains or non-cash losses from discontinued operations.

“Contingent Obligation” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, to provide security for the obligations of a debtor or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Stock of any other Person. The amount of any Person’s obligation in respect of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the principal amount of the indebtedness, obligation or other liability supported thereby or the amount of the dividends or distributions guaranteed, as applicable.

“Control Agreement” means a springing tri-party deposit account, securities account or commodities account control agreement by and among the applicable Loan Party, the Agent and the depository, securities intermediary or commodities intermediary, for the purpose of establishing the Agent’s control of such deposit account, bank account or securities account under applicable United States law or other law, each in form and substance reasonably satisfactory to the Required Lenders and the Agent.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with a Loan Party, are treated as a single employer under Section 414 of the IRC or Section 4001 of ERISA.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Applicable Law in copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Costs” means, with respect to any Person, (a) all fees and charges of any counsel, accountants, auditors, appraisers, consultants and other professionals to such Person, as selected by such Person in its sole discretion, and (b) all court costs and similar legal expenses.

“DEA” means the Federal Drug Enforcement Administration of the United States of America.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Finance Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business that do not have payment terms exceeding 90 days and are not overdue for more than 60 days), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount thereof being measured as the fair market value of such property), (f) all obligations, contingent or otherwise, with respect to letters of credit (whether or not drawn), banker’s acceptances and surety bonds issued for the account of such Person, (g) all Hedging Obligations of such Person, (h) all Contingent Obligations of such Person for obligations of any other Person constituting Debt (under another clause of this definition) of such Person, (i) earn-out, purchase price adjustment and similar obligations, (j) all obligations of such Person under any synthetic lease transaction, where such obligations are considered borrowed money indebtedness for tax purposes but the transaction is classified as a lease that is not a Finance Lease and (k) all indebtedness of the types listed in clauses (a) through (j) of any partnership of which such Person is a general partner.

“Default” means any event that, if it continues uncured, will, with the lapse of time or the giving of notice or both, constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 2.3.1(c).

“Development Agreement” means that certain Development, Manufacturing and Supply Agreement, dated July 10, 2015, as amended on October 19, 2016, February 1, 2017 and June 15, 2017, by and between APIL and the Borrower (as successor to Recro Pharma, Inc.), as further amended or otherwise modified from time to time.

“Disclosure Letter” means the letter dated as of the Closing Date delivered by the Loan Parties to the Agent and the Lenders in connection with the execution and delivery of this Agreement.

“Disposition” has the meaning set forth in Section 7.4(b).

“Dollar” and “$” mean lawful currency of the United States of America.

“EBITDA” means, for the Borrower and its Subsidiaries for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income for such period (and without duplication),

(i) Interest Expense,

(ii) income tax expense (including tax accruals) in accordance with GAAP,

(iii) depreciation and amortization (but excluding patent amortization, if any),

(iv) fees and expenses incurred in connection with annual administration fees, amendments, modifications and waivers to the Loan Documents occurring on or after the Closing Date,

(v) any non-cash charges or expenses, in each case to the extent such charges or expenses do not represent an accrual of, or reserve for, anticipated cash expenditures in any future period; provided that such charges and expenses shall include, without limitation, any in-process research and development charges associated with asset acquisitions or other licensing transactions, stock-based compensation expenses, warrant mark-to-market adjustment expenses, and contingent consideration expense related to milestone and royalty payments owing to APIL under the Meloxicam Acquisition Agreement and identified in Article 2 of Exhibit E of the Meloxicam Acquisition Agreement (“APIL Contingent Consideration”); provided further that in no event shall any APIL Contingent Consideration be considered to be charges or expenses representing an accrual of, or reserve for, anticipated cash expenditures in any future period for the purposes of this clause (v),

(vi) costs, charges, or expenses attributable to the undertaking or implementation of cost savings initiatives, operating expense reductions, discontinued operations, implementation of new accounting standards; integration, transition and restructuring costs, charges, accruals, reserves, and/or expenses related to the entry into new markets; and consulting fees, signing costs and retention or completion bonuses, relocation expenses, severance payments, and termination of or modifications to pension and post-retirement employee benefit plans, including settlement of pension liabilities and implementation costs, and

(vii) other extraordinary, unusual, infrequent, non-recurring or non-cash charges (including, non-cash expenses or charges relating to write-offs, write-downs or reserves with respect to asset write-offs and write-downs) outside the ordinary course of business;

provided that the aggregate amount added back to EBITDA pursuant to clauses (vi) through (vii) above shall not exceed $2,000,000 for any 12-month period;

minus (without duplication) (1) all cash payments during such period relating to non-cash charges (including for clarity royalty payments and excluding the development milestone and commercial milestone contingent payments identified in Article 2 of Exhibit E of the Meloxicam Acquisition Agreement) made during such period which were added back in determining EBITDA in any prior period, and (2) interest income and income tax credits and refunds (to the extent not netted from tax expense).

“Environmental Claims” means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility under or for violation of any Environmental Law, or for release of Hazardous Substances or injury to the environment or any Person or property or natural resources.

“Environmental Laws” means all present or future federal, state, provincial or local laws, statutes, common law duties, rules, regulations, ordinances and codes, including all amendments, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to health and safety, or pollution or protection of the environment, natural resources or the workplace, including any of the foregoing relating to the presence, use, production, recycling, reclamation, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, emission, control, cleanup or investigation or management of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” means any of the events described in Section 8.1.

“examiner” has the meaning given to that term in Section 2 of the Irish Companies Act and “examinership” shall be construed accordingly.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means any accounts maintained by the Borrower or its Subsidiaries (i) exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of such Borrower’s or any of its Subsidiaries’ employees in an amount not to exceed the amount required for one payroll period, and (ii) with an aggregate cash balance (collectively for all such accounts) of less than $100,000 at any time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender: (a) Taxes imposed on or measured by the Lender’s net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed by the jurisdiction under which such Lender is organized or has its principal office or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect at the time such Lender first becomes a party to this Agreement or changes its lending office, except to the extent that, pursuant to Section 3.1(a), amounts with respect to such Taxes were payable to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 3.1(d), and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Exit Fee” means an amount equal to the lesser of (a) two and one half percent (2.5%) times the sum of (without duplication) (i) the principal amount of the Loans borrowed on or prior to the applicable date, plus (ii) the aggregate principal amount of Tranche Two Loans, Tranche Three Loans, Tranche Four Loans and Tranche Five Loans for which Borrower has satisfied the Hurdle applicable thereto or the Hurdle with respect to any later tranche of Loans, but not borrowed (including, for clarity, the aggregate principal amount of Tranche Two Loans, Tranche Three Loans and Tranche Four Loans if the Hurdle for a later tranche of Loans is satisfied) and (b) $700,000; provided, however, that if the Exit Fee is being paid in conjunction with a Change of Control that occurs in connection with or within six months after the payment in full of the Obligations, then such fee shall be an amount equal to $700,000.

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Loan Party or any Subsidiary from proceeds of insurance, condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments arising out of the Meloxicam Acquisition Agreement.

“Facility Fee” has the meaning set forth in Section 2.12.1.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor provision that is substantively comparable and not materially more burdensome to comply with), and any current or future regulations issued thereunder or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the IRC or any fiscal or regulatory legislation, regulations, rules or practices adopted pursuant to any intergovernmental agreement that the United States has entered into in connection with the implementation of such Sections of the IRC.

“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq., as amended, including all regulations promulgated by the FDA thereunder.

“FDA” means the U.S. Food and Drug Administration.

“FDA Authorization” the entitlement or right granted by the FDA to distribute and market the Products, including, for the avoidance of doubt, the new drug application No. 210583 for Anjeso (IV meloxicam) approved by FDA on February 20, 2020.

“Finance Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is recorded and accounted for as a finance lease, as defined by Accounting Standards Codification 842-10-25-2 on the balance sheet of such Person.

“Fiscal Quarter” means the three-month period ending on the last day of March, June, September or December of any Fiscal Year.

“Fiscal Year” means the 12-month period ending on December 31st of each year.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Funding Date” means the date on which the conditions set forth in Section 4.2 with respect to the Tranche Two Loan, Tranche Three Loan, Tranche Four Loan or Tranche Five Loan, as applicable, have been satisfied or waived by the Agent (acting at the written direction of the Lenders) or the Lenders in their sole discretion and the Tranche Two Loan, the Tranche Three Loan, the Tranche Four Loan or the Tranche Five Loan, as applicable, is funded.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Approval” means any consent, authorization, approval, order, clearance, license, franchise, permit, certificate, accreditation, qualification, registration, filing, notice or rights, of, issued by, from or to, or other act by or in respect of, any Governmental Authority or self-regulatory authority, including any FDA Authorization.

“Governmental Authority” means any nation or government, any state, province, municipality or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), any other applicable regulatory or competent authority or notified body (as such terms are understood in the European Union), and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee” means the guarantee executed and delivered by each Guarantor, in form and substance acceptable to the Required Lenders and the Agent, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Guarantors” mean the Irish Guarantor, Baudax Bio N.A. LLC and each other Person who now or hereafter guarantees payment of all or a portion of the Obligations.

“Hazardous Substances” means any waste, chemical, substance, or material listed, defined, classified, or regulated as a hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, or hazardous, dangerous or radioactive material, chemical or waste or any waste, chemical, substance or material otherwise regulated by any Environmental Law, including, without limitation, any petroleum or any derivative, waste, or byproduct thereof, radon, asbestos, and polychlorinated biphenyls, and any other substance, the storage, manufacture, disposal, treatment, generation, use, transportation, remediation, release into or concentration in the environment of which is prohibited, controlled, regulated or licensed by any governmental authority under any Environmental Law.

“Health Care Laws” mean all foreign, federal and state fraud and abuse laws relating to healthcare products, pharmaceutical products, laboratory facilities and services, healthcare providers, healthcare professionals, healthcare facilities, clinical research facilities or healthcare payors, including but not limited to (i) the federal Anti-Kickback Statute (42 U.S.C. (§1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn and §1395(q)), the civil False Claims Act (31 U.S.C. §3729 et seq.), TRICARE (10 U.S.C. Section 1071 et seq.), Section 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statues; (ii) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information, Technology for Economic and Clinical Health Act of 2009 (collectively, “HIPPA”), and the regulations promulgated thereunder, (iii) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; (iv) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (v) the FD&C Act and all applicable requirements, regulations and guidances issued thereunder by the FDA; (vi) the Controlled Substances Act, as amended, and all applicable requirements, regulations and guidances issued thereunder by the DEA; (vii) quality, safety and accreditation standards and requirements of all applicable foreign and domestic federal, provincial or state laws or regulatory bodies; (viii) all applicable licensure laws and regulations; (ix) all applicable professional standards regulating healthcare providers, healthcare professionals, healthcare facilities, clinical research facilities or healthcare payors; and (x) any and all other applicable health care laws (whether foreign or domestic), regulations, manual provisions, policies and administrative guidance, including those related to the corporate practice of medicine, fee-splitting, state anti-kickback or self-referral prohibitions, each of clauses (i) through (x) as may be amended from time to time.

“Hedging Obligation” means, with respect to any Person, any liability of such Person under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

“Hurdle Notice” means written notice from the Borrower to the Agent that the Tranche Two Hurdle, Tranche Three Hurdle, Tranche Four Hurdle or Tranche Five Hurdle, as applicable, has occurred, accompanied by a certificate of the Borrower signed by its chief financial officer or chief accounting officer certifying as to the satisfaction of such Tranche Two Hurdle, Tranche Three Hurdle, Tranche Four Hurdle or Tranche Five Hurdle, as applicable.

“Hurdle” means any of the Tranche Two Hurdle, Tranche Three Hurdle, Tranche Four Hurdle or Tranche Five Hurdle, as applicable.

“Indemnified Liabilities” has the meaning set forth in Section 10.4.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Intellectual Property” means all rights, title and interests in intellectual property arising under any Applicable Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets, industrial designs, integrated circuit topographies, confidential proprietary information and rights under IP Licenses.

“Interest Expense” means for any period the consolidated interest expense of the Borrower and its Subsidiaries for such period (including all imputed interest on Finance Leases and all accreted financing costs on Debt).

“Interest Payment Date” means the first Business Day of each month.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Applicable Law in Internet domain names.

“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance, payment or capital contribution to any Person.

“Investment Documents” means the Loan Documents and the Warrants.

“IP Ancillary Rights” means, with respect to an item of Intellectual Property all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all contractual obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest (other than ownership) in any Intellectual Property.

“IP Security Agreement” means any security agreement executed by any Loan Party that grants (or is prepared as a notice filing or recording with respect to) a Lien or security interest in favor of the Agent, for its benefit and the benefit of the Lenders, on Intellectual Property.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Ireland” means the island of Ireland, exclusive of Northern Ireland.

“Irish Companies Act” means the Companies Act 2014 of Ireland.

“Irish Collateral Documents” means together the Irish Security Agreement and the Irish Share Charge.

“Irish Guarantor” means Baudax Bio Limited, a private company limited by shares incorporated under the laws of Ireland having company number 562027.

“Irish Security Agreement” means that certain Irish law governed all asset debenture, dated as of the Closing Date, between the Irish Guarantor and the Agent.

“Irish Share Charge” means that certain Irish law governed share charge, dated as of the Closing Date, between the Borrower and the Agent creating security over all of the Capital Stock in the Irish Guarantor and all related rights.

“IRS” has the meaning set forth in Section 3.1(d).

“Key Agreements” means (a) the Meloxicam Acquisition Agreement, (b) the Meloxicam Transfer Agreement, (c) the Manufacturing Agreement, (d) the Product Agreement, (e) the Development Agreement, and (f) any other agreement entered into by the Loan Parties after the Closing Date the cancellation of which would reasonably be expected to result in a Material Adverse Effect.

“Key Person Event” means Gerri Henwood (or any replacement thereof duly appointed by the board of the directors of the Borrower) shall no longer serve as Chief Executive Officer of Borrower and its Subsidiaries; provided that the board of directors shall make any appointment of such replacement within 120 days (unless the Required Lenders have approved a longer period, such approval not to be unreasonably withheld) of like qualification and experience.

“Legal Reservations” means (a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors, (b) the time barring of claims under the Statute of Limitation 1957 of Ireland and defences of set-off or counterclaim; (c) the principle that security expressed to be fixed security may take effect a floating security; and (d) any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions delivered pursuant to Section 4 of this Agreement.

“Lender” has the meaning set forth in the Preamble.

“Lender Party” has the meaning set forth in Section 10.4.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, security assignment, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Liquidity Accounts” means the deposit accounts of the Borrower maintained with PNC Bank identified with account number 8511708197 and U.S Bank, N.A. identified with account number 173103198383, which are subject to Control Agreements in favor of the Agent.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Perfection Certificate delivered by the Loan Parties on or prior to the Closing Date (as supplemented pursuant to the terms of the Security Agreement), the Disclosure Letter, the Agent Fee Letter and all other documents, certificates, instruments and agreements delivered in connection with the foregoing, all as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Loan Party” means the Borrower, each Guarantor and each other Person that joins this Agreement as a Borrower or otherwise guarantees the Obligations.

“Loans” means the Tranche One Loans, the Tranche Two Loans, the Tranche Three Loans, the Tranche Four Loans and the Tranche Five Loans.

“Make-Whole Amount” means an amount equal to, if any prepayment or repayment occurs, or upon any amounts becoming immediately due and payable upon the acceleration of the Obligations in accordance with Section 8.2, including an automatic acceleration relating to or arising from the occurrence of an Event of Default under Section 8.1.3, the remaining scheduled payments of interest that would have accrued on the Loans being prepaid, repaid or accelerated, but that remained unpaid, through (i) with respect to the Tranche One Loans, the third anniversary of the Closing Date and (ii) with respect to any other Loans (other than the Tranche One Loans), the third anniversary of the Funding Date of such Loans; provided that the Make-Whole Amount shall in no event be less than 5% multiplied by the amount of such Loans being prepaid, repaid or accelerated; provided further that no Make-Whole Amount shall be due on repayments of the Loans on the date described in clause (a) of the definition of Maturity Date.

“Manufacturing Agreement” means that certain Master Manufacturing Services Agreement, dated July 14, 2017, by and between Patheon UK Limited and Baudax Bio Limited (as successor to Recro Ireland Limited), as amended or otherwise modified from time to time.

“Margin Stock” means any “margin stock” as defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, assets, business, properties or condition (financial or otherwise) or prospects of any Loan Party, (b) a material impairment of the ability of any Loan Party to perform its obligations and liabilities under any Loan Document to which it is a party, (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party, (d) a material impairment in the perfection or priority of Agent’s Lien in the Collateral or in the value of the Collateral, taken as a whole or (e) a material impairment of the prospect of repayment of any portion of the Obligations.

“Material Contract” has the meaning set forth in Section 5.22(a).

“Maturity Date” means the earliest of (a) May 29, 2025; provided that if EBITDA for the consecutive 12-month period ending on or immediately prior to May 29, 2022 is greater than $10,000,000, the Maturity Date will be May 29, 2026, and (b) such earlier date on which the Obligations are accelerated in accordance with Section 8.2, including an automatic acceleration relating to or arising from the occurrence of an Event of Default under Section 8.1.3.

“Meloxicam Acquisition Agreement” means that certain Purchase and Sale Agreement, dated as of March 7, 2015, as amended December 8, 2016 and December 20, 2018, by and among the Borrower (as successor to Recro Pharma, Inc.), APIL, Daravita Limited and Eagle Holdings USA, Inc., a Delaware corporation, as further amended or otherwise modified from time to time.

“Meloxicam IV/IM” means an aqueous extended-release formulation of the selective COX-2 inhibitor non-steroidal anti-inflammatory drug meloxicam using nanocrystal technology, in intravenous or intramuscular form.

“Meloxicam IV/IM Assets and Liabilities” has the meaning set forth in Section 5.30.

“Meloxicam Transfer Agreement” means that certain Asset Transfer and License Agreement, dated as of April 10, 2015, as amended on December 23, 2015 and December 20, 2018, by and between APIL and Recro Gainesville LLC (as successor by merger to DV Technology LLC), as partially assigned to the Borrower pursuant to that certain Partial Assignment, Assumption and Bifurcation Agreement, among APIL, Recro Gainesville LLC, and the Borrower, as further amended or otherwise modified from time to time.

“Mortgage” means any mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or other document creating in favor of the Agent a Lien on Real Estate or any interest in Real Estate, in form and substance acceptable to the Required Lenders and the Agent.

“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any member of the Controlled Group has or may have any liability.

“Net Cash Proceeds” means with respect to any Disposition or Extraordinary Receipt, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance and by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Loan Parties or any of the Subsidiaries pursuant to such Disposition or Extraordinary Receipt, net of (i) the reasonable direct costs relating to such Disposition or Extraordinary Receipt (including sales commissions and legal, accounting and investment banking fees, commissions and expenses), (ii) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such Disposition or Extraordinary Receipt (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to and receipt by the applicable Loan Party), (iii) taxes and other governmental costs and expenses paid or reasonably estimated by a Loan Party to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) in case of any Disposition, amounts required to be applied to the repayment of any Debt (together with any interest thereon, premium or penalty and any other amount payable with respect thereto) secured by a Lien, if any, that has priority over the Lien of the Agent on the asset subject to such Disposition, and (v) reserves for purchase price adjustments and retained liabilities reasonably expected to be payable by the Loan Parties in connection therewith established in accordance with GAAP (provided that if, upon the final determination of the amount paid in respect of such purchase price adjustments and retained liabilities, the actual amount of purchase price adjustments and retained liabilities paid is less than such reserves, the difference shall, at such time, constitute Net Cash Proceeds).

“Net Casualty Proceeds” means, with respect to any Casualty Event, the amount of any insurance proceeds (including proceeds of business interruption insurance) or condemnation awards received by any Loan Party in connection with such Casualty Event, net of all reasonable and customary collection expenses thereof, but excluding any proceeds or awards required to be paid to a creditor (other than any Lender) which holds a first priority Lien permitted by Section 7.2(c)(i) on the property which is the subject of such Casualty Event.

“Net Revenue” means, for any period, net revenue from U.S. commercial sales of Products and net revenue from product sales and royalty income, in each case, from commercial sales of Products outside the U.S., but excluding in any case license fees, other royalty income and milestone payments, of the Borrower and the Subsidiaries during such period, as determined in accordance with GAAP; provided that net revenue from product and royalty income from commercial sales of Products outside the U.S. shall not exceed, in the aggregate 20% of Net Revenue for such period. Net Revenue shall be determined in a manner consistent with the methodologies, practices and procedures used in developing the Borrower’s audited financial statements.

“Non-U.S. Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is a defined benefit retirement plan that is subject to laws of a country other than the United States, and to which any Loan Party or any member of the Controlled Group is obligated to contribute or otherwise has or may have any liability.

“Note” means a promissory note in substantially the form of Exhibit A or otherwise in form and substance acceptable to the Lenders and the Agent, as the same may be replaced, substituted, amended, restated or otherwise modified from time to time.

“Product Agreement” means that certain Product Agreement, dated July 14, 2017, by and between Patheon UK Limited and Baudax Bio Limited (as successor to Recro Ireland Limited), as amended or otherwise modified from time to time.

“Obligations” means all liabilities, indebtedness and obligations (including interest accrued at the rate provided in the applicable Loan Document after the commencement of a bankruptcy, insolvency, liquidation, winding-up, examinership or other proceeding whether or not a claim for such interest is allowed) of any Loan Party under this Agreement or otherwise with respect to any Commitment, Loan or Protective Advance, or any Loan Party under any other Loan Document or any Collateral Document, including the Facility Fee, Prepayment Premium Amount and Make-Whole Amount in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” has the meaning set forth in Section 5.20.1.

“Original Tranche Four Commitment Termination Date” means the day that is 27 months following the Closing Date.

“Original Tranche Three Commitment Termination Date” means the day that is 18 months following the Closing Date.

“Original Tranche Two Commitment Termination Date” means the day that is 15 months following the Closing Date.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than any such connection arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction with respect to, or enforced or sold or assigned an interest in, any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Paid in Full” or “Payment in Full” means, with respect to any Obligations, the payment in full in cash and performance of all such Obligations, other than contingent indemnification obligations as to which no unsatisfied claim has been asserted.

“Participant” has the meaning set forth in Section 10.13.3.

“Participant Register” has the meaning set forth in Section 10.13.3.

“Patents” means all (i) all patents and certificates of invention, or similar property rights, and applications for any of the foregoing, of the United States, any other country or any political subdivision thereof, (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all inventions and improvements described therein, (v) all rights to sue for past, present and future infringements thereof, (vi) all licenses, claims, damages, and proceeds of suit arising therefrom, (vii) all proceeds of the foregoing, including, without limitation, licenses, royalties, and income, and (viii) without duplication, all IP Ancillary Rights in respect of the foregoing.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which any Loan Party or any member of the Controlled Group is obligated to contribute or otherwise has or may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Perfection Certificate” means the Perfection Certificate dated as of the date hereof delivered by the Loan Parties to the Agent and the Lenders in connection with the execution and delivery of this Agreement, as amended, supplemented or otherwise modified from time to time.

“Permitted Acquisition” means [***]

“Permitted Lien” means any Lien expressly permitted by Section 7.2.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Pledge Agreement” means, together, that certain Pledge Agreement, dated as of the Closing Date, executed by each Loan Party in favor of Agent, for its benefit and the benefit of the Lenders, covering all the Capital Stock respectively owned by the Loan Parties and the Irish Share Charge.

“PPP Loan” means unsecured Indebtedness incurred before or after the Closing Date by the Borrower that is (a) incurred pursuant to the Paycheck Protection Program established under the CARES Act and guaranteed by the Small Business Administration, (b) in an aggregate principal amount not to exceed $1,537,300 at any one time, (c) in respect of which the Borrower seeks and obtains, promptly upon being eligible therefor and in any event by December 31, 2020, forgiveness of an aggregate principal amount of at least $1,100,000, (d) in respect of which the Borrower shall repay such Indebtedness to the extent that it is not eligible for forgiveness in accordance with the terms thereof and (e) in respect of which the Borrower is, as of the date of incurrence and at all times thereafter, in compliance with the terms and conditions thereof, including the use of proceeds thereof.

“Prepayment Premium Amount” means an amount equal to, if any prepayment or repayment occurs, or upon any amounts becoming immediately due and payable upon the acceleration of the Obligations in accordance with Section 8.2, included an automatic acceleration relating to or arising from the occurrence of an Event of Default under Section 8.1.3, 3.00% of the principal amount so prepaid, repaid or accelerated; provided that no Prepayment Premium Amount shall be due on repayments of the Loans on the date described in clause (a) of the definition of Maturity Date.

“Product” means any products manufactured, sold, developed tested or marketed by Borrower or any of its Subsidiaries, including the products listed on Schedule 5.23(b) of the Disclosure Letter.

“Protective Advance” has the meaning set forth in Section 2.11.

“PHSA” means the United States Public Health Service Act , 42 U.S.C. §§ 201, et. seq., as amended, including all regulations promulgated by the FDA thereunder.

“Real Estate” means any real property owned, leased, subleased or otherwise occupied by any Loan Party.

“Refinancing” means any issuance of Debt which is in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund the Debt being refinanced (or previous Refinancings thereof); provided that the amount of such Debt is not increased at the time of such extension, refinancing, renewal, replacement, defeasance or refunding, except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such extension, refinancing, renewal, replacement, defeasance or refunding; provided further that if the Debt that is extended, refinanced, renewed, replaced, defeased or refunded was subordinated in right of payment to the Obligations, then the terms and conditions of the extension, refinancing, renewal, replacement, defeasement or refunding must include subordination terms and conditions that are at least as favorable to the Agent and the Lenders as those that were applicable to the extended, refinanced, renewed, replaced, defeased or refunded Debt.

“Register” has the meaning set forth in Section 10.13.1.

“Registered Intellectual Property” has the meaning set forth in Section 5.17(a).

“Restricted Payment” has the meaning set forth in Section 7.3.

“SEC” means the United States Securities and Exchange Commission.

“Spot Rate” for a currency means the rate determined by the Agent (in consultation with the Required Lenders) to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Agent may obtain such spot rate from the Wall Street Journal or another financial institution or financial publication designated by the Required Lenders if the Wall Street Journal does not have as of the date of determination a spot buying rate for any such currency.

“Stock Equivalents” means all securities convertible into or exchangeable for Capital Stock or any other Stock Equivalent, and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Capital Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable. For the avoidance of doubt, “Stock Equivalent” shall not include debt instruments that are convertible into Capital Stock or Stock Equivalents.

“Subordinated Debt” means any Debt for borrowed money incurred by the Borrower or any of its Subsidiaries that is contractually subordinated in right of payment to the Obligations pursuant to a Subordination Agreement.

“Subordination Agreement” means any subordination agreements covering Subordinated Debt, each in form and substance satisfactory to the Required Lenders and the Agent and as the same may be amended, restated, supplemented or modified from time to time.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares of voting Capital Stock as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Borrower.

“Tax Returns” has the meaning set forth in Section 5.12.

“Taxes” has the meaning set forth in Section 3.1(a).

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Applicable Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Applicable Law in trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Tranche Five Commitment” means, as to each Lender, such Lender’s commitment to provide the Tranche Five Loan in the aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.1.1(a) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.13. The aggregate amount of the Lenders’ Tranche Five Commitments is $20,000,000.

“Tranche Five Commitment Termination Date” means the day that is 33 months following the Closing Date.

“Tranche Five Hurdle” has the meaning set forth in Section 4.2.2(d).

“Tranche Five Loans” means the term loan made by the Lenders pursuant to Section 2.1.1(e).

“Tranche Four Commitment” means, as to each Lender, such Lender’s commitment to provide the Tranche Four Loan in the aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.1.1(a) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.13. The aggregate amount of the Lenders’ Tranche Four Commitments is $10,000,000.

“Tranche Four Hurdle” has the meaning set forth in Section 4.2.2(c).

“Tranche Four Loans” means the term loan made by the Lenders pursuant to Section 2.1.1(d).

“Tranche One Commitment” means, as to each Lender, such Lender’s commitment to provide the Tranche One Loan in the aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.1.1(a) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.13. The aggregate amount of the Lenders’ Tranche One Commitments is $10,000,000.

“Tranche One Loans” means the term loan made by the Lenders pursuant to Section 2.1.1(a).

“Tranche Three Commitment” means, as to each Lender, such Lender’s commitment to provide the Tranche Three Loan in the aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.1.1(a) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.13. The aggregate amount of the Lenders’ Tranche Three Commitments is $5,000,000.

“Tranche Three Hurdle” has the meaning set forth in Section 4.2.2(b).

“Tranche Three Loans” means the term loan made by the Lenders pursuant to Section 2.1.1(c).

“Tranche Two Commitment” means, as to each Lender, such Lender’s commitment to provide the Tranche Two Loan in the aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.1.1(a) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.13. The aggregate amount of the Lenders’ Tranche Two Commitments is $5,000,000.

“Tranche Two Hurdle” has the meaning set forth in Section 4.2.2(a).

“Tranche Two Loans” means the term loan made by the Lenders pursuant to Section 2.1.1(b).

“U.S. Security Agreement” means that certain Security Agreement, dated as of the Closing Date, among the Loan Parties and the Agent, in form and substance acceptable to the Required Lenders and the Agent, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Warrants” means those certain 7-year common stock purchase warrants with an exercise price of $4.59 issued by the Borrower to the Lenders or Lenders’ Affiliates on the Closing Date in accordance with Section 2.12.3.

“Wholly-Owned Subsidiary” means, as to any Subsidiary, all of the Capital Stock of which (except directors’ qualifying shares) is at the time directly or indirectly owned by the Borrower or another Wholly-Owned Subsidiary of the Borrower.

1.2    Interpretation. In the case of this Agreement and each other Investment Document, (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) Annex, Exhibit, Schedule and Section references in each Investment Document are to the particular Annex, Exhibit, Schedule and Section of such Investment Document unless otherwise specified; (c) the term “including” is not limiting and means “including but not limited to”; (d) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (e) the term “or” means “and/or” unless otherwise specified; (f) unless otherwise expressly provided in such Investment Document, (i) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Investment Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation; (g) this Agreement and the other Investment Documents may use several different limitations, tests or measurements to regulate the same or similar matters, all of which are cumulative and each of which shall be performed in accordance with its terms; and (h) this Agreement and the other Investment Documents are the result of negotiations among and have been reviewed by counsel to the Loan Parties, the Lenders, the Agent, and the other parties hereto and thereto and are the products of all parties; accordingly, this Agreement and the other Investment Documents, in each case, shall not be construed against the Agent or any Lender merely because of the Agent’s or such Lender’s involvement in their preparation. Any reference in any Loan Document to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

1.3    Calculations. All references in the Loan Documents to Loans, Obligations, interest payments, Protective Advance, Facility Fee, Prepayment Premium Amount and Make-Whole Amount and other amounts shall be denominated in Dollars, unless expressly provided otherwise.

1.4    Judgments. If, for purposes of obtaining a judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the Spot Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, each Loan Party shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by Agent of payment in the Judgment Currency, Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent and Lender against such loss. If the purchased amount is greater than the sum originally due, Agent shall return the excess amount to Borrower (or to the Person legally entitled thereto).

1.5    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP.

Section 2.    Credit Facilities.

2.1    Loans.

2.1.1    Loans. Subject to the terms and conditions set forth in this Agreement, each Lender agrees to lend to the Borrower funds in an aggregate principal amount not to exceed the aggregate Commitments as follows:

(a)    on the Closing Date, subject to satisfaction of the conditions set forth in Section 4.1, the entire amount of its Tranche One Commitment, after which the Tranche One Commitment shall terminate in full;

(b)    on the Funding Date with respect to the Tranche Two Loan, subject to satisfaction of the conditions set forth in Section 4.2 with respect to the Tranche Two Loan, the entire amount of the Tranche Two Commitment, after which the Tranche Two Commitment shall terminate in full; provided that (i) in the event the Tranche Two Hurdle shall have been satisfied prior to the Original Tranche Two Commitment Termination Date and the Borrower does not timely submit a Tranche Two Loan Borrowing Request in accordance with Section 4.2.1, the Tranche Two Commitment shall terminate in full and the Borrower shall not be entitled to make a Tranche Two Loan Borrowing Request after such Original Tranche Two Commitment Termination Date, and (ii) in the event the Tranche Two Hurdle shall not have been satisfied prior to the Original Tranche Two Commitment Termination Date, the Tranche Two Commitment shall terminate in full and the Borrower shall not be entitled to make a Tranche Two Loan Borrowing

Request after the earliest to occur of (A) the Original Tranche Three Commitment Termination Date if the Tranche Three Hurdle is satisfied prior to the Original Tranche Three Commitment Termination Date, (B) the Original Tranche Four Commitment Termination Date if the Tranche Four Hurdle is satisfied prior to the Original Tranche Four Commitment Termination Date, and (C) the Tranche Five Commitment Termination Date;

(c)    on the Funding Date with respect to the Tranche Three Loan, subject to satisfaction of the conditions set forth in Section 4.2 with respect to the Tranche Three Loan, the entire amount of the Tranche Three Commitment, after which the Tranche Three Commitment shall terminate in full; provided that (i) in the event the Tranche Three Hurdle shall have been satisfied prior to the Original Tranche Three Commitment Termination Date and the Borrower does not timely submit a Tranche Three Loan Borrowing Request in accordance with Section 4.2.1, the Tranche Three Commitment shall terminate in full and the Borrower shall not be entitled to make a Tranche Three Loan Borrowing Request after such Original Tranche Three Commitment Termination Date, and (ii) in the event the Tranche Three Hurdle shall not have been satisfied prior to the Original Tranche Three Commitment Termination Date, the Tranche Three Commitment shall terminate in full and the Borrower shall not be entitled to make a Tranche Three Loan Borrowing Request after the earlier to occur of (A) the Original Tranche Four Commitment Termination Date if the Tranche Four Hurdle is satisfied prior to the Original Tranche Four Commitment Termination Date, and (B) the Tranche Five Commitment Termination Date;

(d)    on the Funding Date with respect to the Tranche Four Loan, subject to satisfaction of the conditions set forth in Section 4.2 with respect to the Tranche Four Loan, the entire amount of the Tranche Four Commitment, after which the Tranche Four Commitment shall terminate in full; provided that (i) in the event the Tranche Four Hurdle shall have been satisfied on or prior to the Original Tranche Four Commitment Termination Date and the Borrower does not timely submit a Tranche Four Loan Borrowing Request in accordance with Section 4.2.1, the Tranche Four Commitment shall terminate in full and the Borrower shall not be entitled to make a Tranche Four Loan Borrowing Request after such Original Tranche Four Commitment Termination Date, and (ii) in the event the Tranche Four Hurdle shall not have been satisfied prior to the Original Tranche Four Commitment Termination Date, the Tranche Four Commitment shall terminate in full and the Borrower shall not be entitled to make a Tranche Four Loan Borrowing Request after the Tranche Five Commitment Termination Date; and

(e)    on the Funding Date with respect to the Tranche Five Loan, subject to satisfaction of the conditions set forth in Section 4.2 with respect to the Tranche Five Loan, the entire amount of the Tranche Five Commitment, after which the Tranche Five Commitment shall terminate in full; provided that in the event the such funding conditions applicable to the Tranche Five Loan shall not have been satisfied on or prior to the Tranche Five Commitment Termination Date, the Tranche Five Commitment shall terminate in full and the Borrower shall not be entitled to make a Tranche Five Loan Borrowing Request after such Tranche Five Commitment Termination Date.

2.1.2    General. No portion of the Loans may be re-borrowed once repaid. The proceeds of the Loans shall be used to commercialize Meloxicam IV/IM, research and development costs and general corporate purposes, in each case, in compliance with the Loan Documents and Applicable Law.

2.2    Loan Accounting.

2.2.1    Recordkeeping. The Agent, on behalf of the Lenders, shall record in its records the date and amount of the Loans made by each Lender, accrued interest and each repayment of principal or interest thereon. The aggregate unpaid principal amount so recorded shall, absent manifest error, be presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

2.2.2    Notes. At the request of any Lender, the Loans shall be evidenced by one or more Notes, with appropriate insertions, payable to such Lender or its registered assigns, in a face principal amount equal to the applicable Loan and payable in such amounts and on such dates as are set forth herein. Such Notes shall be prepared by Borrower and delivered to the requesting Lender (with a copy to the Agent).

2.3    Interest.

2.3.1    Interest Rate.

(a)    The Borrower promises to pay interest on the unpaid principal amount of the Tranche One Loans for the period commencing on the Closing Date and ending on (and including) the date on which the Tranche One Loans are Paid in Full, at the Applicable Contract Rate.

(b)    The Borrower promises to pay interest on the unpaid principal amount of the Loans (other than the Tranche One Loans) for the period commencing on the Funding Date of such Loan and ending on (and including) the date on which such Loan is Paid in Full, at the Applicable Contract Rate.

(c)    The foregoing notwithstanding, at any time an Event of Default has occurred and is continuing, the interest rate then applicable to the Loans shall automatically be increased, without demand or notice of any kind from the Agent or any Lender (including declaration or notice of an Event of Default), by 5.00% per annum (i.e., 18.50% per annum) (any such increased rate, the “Default Rate”). In the event that the Obligations are not Paid in Full as of the Maturity Date, or in the event that the Obligations shall be declared or shall become due and payable pursuant to Section 8.2, the Obligations shall bear interest subsequent thereto at the Default Rate and such interest shall be payable in cash on demand. In no event shall interest or other amounts payable by the Borrower to the Lenders hereunder exceed the maximum rate permitted under Applicable Law, and if any such provision of this Agreement is in contravention of any such law, (x) any amounts paid hereunder shall be deemed to be and shall be applied against the principal amount of the Obligations to the extent necessary such that the amounts paid hereunder do not exceed the maximum rate under Applicable Law and (y) such provision shall otherwise be deemed modified as necessary to limit such amounts paid to the maximum rate permitted under Applicable Law.

2.3.2    Interest Payments.

(a)    Interest accrued on the Tranche One Loan during the period from the Closing Date until the Maturity Date shall accrue and be payable in cash monthly on each Interest Payment Date that occurs on or after July 1, 2020, in arrears, and, to the extent not paid in advance, upon a prepayment of the Tranche One Loan in accordance with Section 2.4 and on the Maturity Date, in each such case, in cash.

(b)    Interest accrued on the Loans (other than the Tranche One Loan) during the period from the Funding Date of such Loans until the Maturity Date shall accrue and be payable in cash monthly on each Interest Payment Date, in arrears, and, to the extent not paid in advance, upon a prepayment of such Loans in accordance with Section 2.4 and on the Maturity Date, in each such case, in cash.

(c)    After the Maturity Date and at any time an Event of Default exists, all accrued interest on the Loans shall be payable in cash on demand at the rates specified in Section 2.3.1(c).

2.3.3    Computation of Interest. Interest on the Loans shall be computed on the basis of a 360-day year, and shall be payable for the actual number of days elapsed, from the first day to and including the last day of the Interest Period.

2.3.4    Original Issue Discount.

(a)    The Borrower and the Lenders acknowledge that the Loans will be treated as issued with original issue discount for U.S. federal income tax purposes, within the meaning of section 1273 of the IRC. The issue price, amount of original issue discount, issue date and yield to maturity for the Loans may be obtained by submitting a written request for such information to the Borrower at 490 Lapp Rd., Malvern, PA 19355; Attn: Chief Financial Officer.

(b)    The Borrower and the Lenders hereby agree that for purposes of IRC Treasury Regulations Section 1.1273-2(h), (a) the “issue price” of the investment unit consisting of the Notes evidencing the Tranche One Loans and the Warrants is $10,000,000, (b) the aggregate fair market value of the Notes evidencing the Tranche One Loans is $9,178,619.33, and (c) the aggregate fair market value of the Warrants is $821,380.67. The parties hereto agree to report all income tax matters with respect to the making of the Loans consistent with the provisions of this Section 2.3.4(b) unless otherwise required due to a change in Applicable Law.

2.3.5    AHYDO Catch-Up Payment. Notwithstanding any provision contained in this Agreement, on or before the end of each accrual period (within the meaning of Section 163(i)(2)(A) of the Internal Revenue Code) that ends after the fifth anniversary of the Notes’ issuance, the Borrower shall pay in cash to the Lenders such amount as shall be necessary to ensure that the Loans shall not be considered “applicable high yield discount obligations” within the meaning of Section 163(i) of the Internal Revenue Code or any successor provision (an “AHYDO Catch-Up Payment”).

2.4    Amortization; Prepayment.

2.4.1    Amortization.

(a)    Commencing on the Amortization Date, and on each Interest Payment Date thereafter, the Borrower shall repay the Loans in equal monthly installments of principal based on an amortization schedule of 36 months, subject to earlier Payment In Full following the occurrence of an Event of Default or termination of this Agreement.

(b)    The amount of each amortization payment specified in Sections 2.4.1(a) as determined by the Agent shall be binding on the Borrower absent manifest error.

2.4.2    Mandatory Prepayment. If any Loan Party or any Subsidiary receives Net Cash Proceeds from any Disposition or Extraordinary Receipt or Net Casualty Proceeds, the Borrower shall notify the Lenders and the Agent in writing thereof. Unless the Required Lenders have sent written notice to the Borrower, by the third Business Day after the date on which the applicable Loan Party or Subsidiary received such proceeds, the Borrower shall prepay the Obligations within five Business Days after such receipt in an amount equal to 100% of such Net Cash Proceeds from any Disposition or Extraordinary Receipt or Net Casualty Proceeds (or such lesser amount as the Required Lenders may specify) (together with payment to the Agent, for the benefit of the Lenders, of the amounts described in Section 2.12.2); provided, however, that the Loan Parties may, in lieu of such prepayment, retain a portion of such Net Casualty Proceeds and Net Cash Proceeds from Extraordinary Receipts (but not, for clarity, Net Cash Proceeds from Dispositions) in an aggregate amount not to exceed $250,000 in any Fiscal Year and $750,000 in any period of three consecutive Fiscal Years, so long as such Net Casualty Proceeds and Net Cash Proceeds from Extraordinary Receipts (y) are used to repair or replace the assets damaged, destroyed or condemned with like or similar assets of substantially equal or better value or utility or are otherwise reinvested in assets (other than inventory (raw or finished goods)) then used or usable in the business of the Loan Parties, in each case, within 180 days (or such longer period of time as the Required Lenders shall approve in their sole discretion, such approval not to be unreasonably withheld as long as the Borrower is and has been diligently working to repair or replace the damaged asset but not longer than an additional 180 days) of receipt of such proceeds, and (z) are utilized by the Loan Parties for purposes that are not inconsistent with this Agreement and the other Loan Documents.

2.4.3    Voluntary Prepayment. The Borrower may prepay the principal of the Loans in whole or in part, at any time and from time to time upon (a) at least 10 Business Days’ prior written notice to the Agent (which notice shall be irrevocable) and (b) payment to the Agent, for the benefit of the Lenders, of the amounts described in Section 2.12.2. Amounts so prepaid may not be reborrowed.

2.5    Payment Upon Maturity. The Loans, any accrued but unpaid interest thereon and any other Obligations then outstanding, including, without limitation, the Prepayment Premium Amount and the Make-Whole Amount, as applicable, shall be due and required to be Paid in Full on the Maturity Date.

2.6    Making of Payments. All payments on the Loans in accordance with this Agreement, including all payments of fees and expenses, shall be made by the Borrower to the Agent without setoff, recoupment or counterclaim and in immediately available funds, in Dollars, by wire transfer to the account of the Agent specified by the Agent, in any case, not later than 1:00 p.m. New York City time on the date due, and funds received after that hour shall be deemed to have been received by the Agent on the following Business Day. The Agent shall promptly remit to each Lender all payments received in collected funds by the Agent for the account of such Lender.

2.7    Application of Payments and Proceeds. Each prepayment of the Loans pursuant to Section 2.4 shall be applied to the installments of principal on all Loans pro rata in the inverse order of maturity and applied to the outstanding Loans of each tranche pro rata.

2.8    Interest Payment Dates. If any payment of principal of or interest on a Loan, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

2.9    Set-off. The Borrower acknowledges that the Agent, the Lenders and their respective Affiliates have all rights of set-off, counterclaim and bankers’ lien provided by Applicable Law, and in addition thereto, the Borrower acknowledges that at any time an Event of Default has occurred and is continuing, the Agent and the Lenders may apply to the payment of any Obligations of the Borrower hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with the Agent or such Lender.

2.10    Currency Matters. All amounts payable under this Agreement and the other Loan Documents to the Agent or the Lenders shall be payable in Dollars.

2.11    Protective Advances. After the occurrence and during the continuance of an Event of Default and upon written notice to the Borrower, the Required Lenders are authorized by the Borrower, from time to time in the Required Lenders’ sole discretion (but the Required Lenders shall have absolutely no obligation to), to make disbursements or advances to the Borrower or any other Loan Party in amounts which the Required Lenders, in their sole discretion, deem necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower or any other Loan Party pursuant to the terms of this Agreement and the other Loan Documents, including, without limitation, payments of principal, interest, fees and reimbursable expenses (any of such disbursements or advances are in this Section 2.11 referred to as “Protective Advances”). Protective Advances shall bear interest at a rate payable in cash per annum equal to the amount otherwise applicable to other advances made hereunder. Each Protective Advance shall be secured by the Liens in favor of the Agent in and to the Collateral and shall constitute Obligations hereunder. The Protective Advances shall constitute Obligations hereunder which are subject to the rights of the Agent, the Lenders and their respective Affiliates in accordance with Section 2.9. The Borrower shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the earliest of (i) the Maturity Date and (ii) the date on which demand for payment is made by the Required Lenders. In the event any Protective Advances are made by the Required Lenders following the Maturity Date, the Borrower shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the date on which demand for payment is made by the Required Lenders. The Required Lenders shall promptly notify the Borrower in writing of each such Protective Advance, which notice shall include a description of the amount and the purpose of such Protective Advance. Any other terms with respect to the extension of any Protective Advance may be set forth in a separate agreement satisfactory to each of the Required Lenders in their sole discretion.

2.12    Fees.

2.12.1    Facility Fee. As consideration for the agreements of the Lenders hereunder, the Borrower agrees to pay to each Lender, for its own account, a facility fee (each, a Facility Fee”) equal to 2.00% of the amount of each Loan funded by such Lender, which shall be due, earned and payable in full (without rebate or proration) on the date such Loan is funded.

2.12.2    Prepayment Premium and Make-Whole Amount. Upon (a) prepayment or repayment of all or any portion of any Loan for any reason (including on the Maturity Date, but excluding scheduled installments under Section 2.4.1) or (b) any Loan becoming due and payable automatically or by declaration upon the occurrence of an Event of Default (including for the avoidance of doubt as a result of an automatic acceleration relating to or arising from the occurrence of an Event of Default under Section 8.1.3), then, in each case, the principal portion of the Loan being prepaid or repaid (or all principal in the event of an acceleration) plus the following amounts shall each be immediately due and payable: (i) all accrued and unpaid interest thereon (including, as applicable, interest accrued thereon at the Default Rate), (ii) in the event such Loan is prepaid, repaid or accelerated (A) with respect to the Tranche One Loans, prior to the third anniversary of the Closing Date, or (B) with respect to any other Loans (other than Tranche One Loans), prior to the third anniversary of the Funding Date of such Loans, the Make-Whole Amount determined in respect of such principal amount, and (iii) in the event such Loan is prepaid, repaid or accelerated (A) with respect to the Tranche One Loans, on or after the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date, or (B) with respect to any other Loans (other than Tranche One Loans), on or after the third anniversary of the Funding Date of such Loans but prior to the fourth anniversary of the Funding Date of such Loans, the Prepayment Premium Amount; provided that no Make-Whole Amount or Prepayment Premium shall be due on repayments of the Loans on the date described in clause (a) of the definition of Maturity Date. The Borrower acknowledges that the Lenders have the right to maintain their investment in the Loans and that the provision for payment of an Exit Fee, Make-Whole Amount and the Prepayment Premium Amount, as applicable, by the Borrower in the event that any Loan is prepaid or repaid for any reason or is accelerated as a result of the occurrence of an Event of Default or otherwise (including for the avoidance of doubt an automatic acceleration relating to or arising from the occurrence of an Event of Default under Section 8.1.3), is a material inducement to the Lenders to enter into this Agreement.

2.12.3    Warrant Issuance. As consideration for the agreements of the Lenders hereunder, the Borrower agrees to issue and deliver to the Lenders, for their own account, on the Closing Date, the Warrants in the amounts set forth on the Commitment Schedule.

2.12.4    Agent Fees. The Borrower shall to pay to the Agent, for its own account, fees payable in the amounts and at the times set forth in the Agent Fee Letter.

2.12.5    Exit Fee. Upon (a) the prepayment or repayment of all principal of the Loans for any reason (including on the Maturity Date), (b) the Loans becoming due and payable automatically or by declaration upon the occurrence of an Event of Default (including for the avoidance of doubt as a result of an automatic acceleration relating to or arising from the occurrence of an Event of Default under Section 8.1.3), or (c) if a Change of Control occurs at any time prior to the date that is six months after the payment in full of the Obligations, then, in each case, the Borrower shall pay to the Lenders, pro rata based on the principal amount of Loans held by the Lenders, on the date on which such prepayment or repayment is paid or required to be paid, as the case may be, in addition to the other Obligations (including the Prepayment Premium or Make-Whole Amount, as applicable) so prepaid, repaid or required to be prepaid or repaid, the Exit Fee, it being understood that if a Change of Control occurs after the payment in full of the Obligations but prior to the date that is six months after such payment, Borrower will pay the remaining Exit Fee, if any, to the Lenders, pro rata based on the principal amount of Loans held by the Lenders immediately prior to such payment.

2.13    Incremental Commitments. Each Lender may agree, in its sole discretion, to make additional loans up to $50,000,000 principal amount for Acquisitions consented to by the Required Lenders that are complementary and accretive to the business of the Borrower, in one or more series or tranches, on mutually agreed terms, pursuant to an amendment hereto agreed by the Borrower, the Agent and all Lenders.

Section 3.    Yield Protection.

3.1    Taxes.

(a)    All payments of principal and interest on the Loans and all other amounts payable under any Loan Document shall be made free and clear of and without deduction or withholding for any present or future income, excise, stamp, documentary, property or franchise taxes or other taxes, fees, imposts, duties, levies, deductions, withholdings (including backup withholding) or other charges of any nature whatsoever imposed by any taxing authority, including any interest, additions to tax or penalties applicable thereto (“Taxes”), except as required by Applicable Law. If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law (as determined in the good faith reasonable discretion of the Borrower or the Required Lenders), then the Borrower shall: (i) timely pay directly to the relevant taxing authority the full amount required to be so withheld or deducted in accordance with Applicable Law; (ii) as soon as practicable and within 30 days after the date of any such payment of Taxes, forward to the Agent an official receipt or other documentation satisfactory to the Required Lenders evidencing such payment to such relevant taxing authority; and (iii) in the case of Indemnified Taxes, pay to the Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lenders will equal the full amount the Lenders would have received had no such withholding or deduction (including withholdings and deductions applicable to any additional sums payable under this Section 3.1) been required.

(b)    The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of each Lender timely reimburse it for the payment of, any Other Taxes.

(c)    The Loan Parties shall jointly and severally reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Agent), the Agent and the Lenders for all Indemnified Taxes and Other Taxes (including any Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) paid or payable by the Agent or the Lenders, or required to be withheld or deducted from a payment to the Agent or the Lenders, and any reasonable expenses arising therefrom or with respect thereto (including any penalty, interest or expense), whether or not such Taxes were correctly or legally asserted. A certificate of the Agent or any Lender (or of the Agent on behalf of any Lender) claiming any reimbursement or indemnification under this clause (c), setting forth the amounts to be paid thereunder and delivered to the Borrower with a copy to the Agent, shall be conclusive, binding and final for all purposes, absent manifest error.

(d)    On or prior to the date it becomes a party to this Agreement, and from time to time thereafter as required by law or reasonably requested in writing by the Borrower or the Agent, each Lender (including for this purpose any assignee of any Lender that becomes a party to this Agreement) shall (but only so long as such Lender remains lawfully able to do so) provide the Borrower with such documents and forms as prescribed by the IRS in order to certify that payments to such Lender are exempt from or entitled to a reduced rate of U.S. federal withholding tax on payments pursuant to this Agreement or any other Loan Document. Without limiting the generality of the foregoing, any Lender that is the beneficial owner of payments made under this Agreement will (but only so long as such Lender remains lawfully able to do so) provide: (i) in the case of a beneficial owner that is U.S. person within the meaning of Section 7701 of the IRC, IRS Form W-9 certifying that such beneficial owner is exempt from U.S. Federal backup withholding tax, (ii) in the case of a beneficial owner claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, both (A) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable and (B) a certificate to the effect that such beneficial owner is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC, (iii) in the case of a beneficial owner that is not a U.S. person within the meaning of Section 7701 of the IRC claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest,” “business profits” or “other income” article of such tax treaty; and (iv) in the case of a beneficial owner for whom payments under this Agreement constitute income that is effectively connected with such beneficial owner’s conduct of a trade or business in the United States, IRS Form W-8ECI. Any Lender that is not the beneficial owner of payments made under this Agreement, such as an entity treated as a partnership for U.S. federal income tax purposes, will (but only so long as such Lender remains lawfully able to do so) provide (x) an IRS Form W-8IMY on behalf of itself and (y) on behalf of each such beneficial owner, the forms set forth in clauses (i) through (iv) of the preceding sentence that would be required of such beneficial owner if such beneficial owner were a Lender. If a payment made to any Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall (but only so long as such Lender remains lawfully able to do so) deliver to the Borrower and the Agent, at the time or times prescribed by law or reasonably requested in writing by the Borrower or the Agent, such documentation prescribed by applicable law or reasonably requested in writing by the Borrower or the Agent as may be necessary for the Borrower or the Agent to comply with its obligations under FATCA, to determine that such Lender has complied with its obligations under FATCA, or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, FATCA shall include any amendments made to FATCA after the date of this Agreement.

(e)    If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, such Lender shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Lender, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund), provided that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such Lender in the event such Lender is required to repay such refund to such taxing authority. Notwithstanding anything to the contrary in this clause (e), in no event will any Lender be required to pay any amount to the Borrower pursuant to this clause (e) the payment of which would place such Lender in a less favorable net after-Tax position than such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (e) shall not be construed to require any Lender to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(f)    The provisions of this Section 3.1 shall survive the termination of this Agreement and repayment of all Obligations.

3.2    Increased Cost.

(a)    If, after the Closing Date, the adoption or taking effect of, or any change in, any Applicable Law, rule, regulation or treaty, or any change in the interpretation or administration of any Applicable Law, rule, regulation or treaty by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request, rule, guideline or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by such Lender or any Person controlling such Lender; (ii) shall subject such Lender or the Agent to any Taxes (other than Taxes described in clauses (b) and (c) of the definition of Excluded Taxes, Taxes indemnified pursuant to Section 3.1 and Connection Income Taxes); or (iii) shall impose on such Lender or any Person controlling such Lender any other condition affecting any Loan, its Notes or its obligation to make any Loan; and the result of anything described in clauses (i) through (iii) above is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Notes with respect thereto, then, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent) therefor, the Borrower shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction.

(b)    If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any Applicable Law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by such Lender or any Person controlling such Lender with any request or directive regarding capital adequacy applicable to such Lender or any such Person (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), the Borrower shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction.

(c)    Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Applicable Law, regardless of the date enacted, adopted, issued or implemented. Notwithstanding anything to the contrary in this Section 3.2, the Borrower shall not be required to compensate any Lender for any amounts in this Section 3.2 (excluding Taxes described in Section 3.2(a)(ii)) incurred more than 180 days prior to the date that such Lender delivers the statement making the demand for such payment (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the foregoing 180 day period shall be extended to include the retroactive effect thereof).

(d)    All amounts payable under this Section 3.2 shall bear interest from the date that is 10 days after the date of demand by any Lender or the Agent (at the direction of the applicable Lender) until payment in full to such Lender at the rate applicable to the Loans then outstanding. A certificate of the Agent or any Lender (or of the Agent on behalf of the applicable Lender) claiming any compensation under this Section 3.2, setting forth the amounts to be paid thereunder and delivered to the Borrower with a copy to the Agent, shall be conclusive, binding and final for all purposes, absent manifest error.

(e)    The obligations of the Loan Parties under this Section 3.2 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.3    Mitigation of Circumstances. Each Lender will use commercially reasonable efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, any obligation by the Borrower to pay any amount pursuant to Section 3.1 or 3.2; provided, that this Section 3.3 shall not apply to, or operate to prevent, any assignment of the Loans and the rights and obligations of any Lender pursuant to Section 10.13. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by each Lender in connection with this Section 3.3.

3.4    Conclusiveness of Statements; Survival. Determinations and statements of any Lender pursuant to Sections 3.1 or 3.2 shall be conclusive absent manifest error provided that such Lender or the Agent provides the Borrower with written notification of such determinations and statements. Each Lender may use reasonable averaging and attribution methods in determining compensation under Sections 3.1 or 3.2 and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.

Section 4.    Conditions Precedent.

4.1    Closing Date. The occurrence of the Closing Date, the effectiveness of this Agreement and the obligation of the Lenders to make the Tranche One Loans is subject to the satisfaction or waiver in writing by the Lenders or, at the direction of the Lenders, the Agent of the following conditions precedent, each of which shall be satisfactory in all respects to the Agent and the Lenders:

4.1.1    Delivery of Investment Documents. The Borrower shall have delivered the following documents in form and substance satisfactory to the Lenders and the Agent (and, as applicable, duly executed by all Persons named as parties thereto and dated as of the Closing Date or an earlier date satisfactory to the Lenders and the Agent):

(a)    Agreement. This Agreement.

(b)    Loan Documents. The Loan Documents and all instruments, documents, certificates, notices, acknowledgments and agreements executed or delivered pursuant thereto (including Intellectual Property assignments and pledged equity and limited liability company interests in the Subsidiaries, if any, with undated irrevocable transfer powers executed in blank, share certificates, dividend mandate letters, irrevocable proxy letters, letters of authority and certified copy share registers), in each case, executed and delivered by each Loan Party and each other Person named as a party thereto.

(c)    Financing Statements; Mortgages. Properly completed uniform commercial code financing statements, Mortgages and other filings and documents required by law or the Loan Documents to provide the Agent with perfected first priority Liens (subject only to Permitted Liens) in the Collateral (excluding, for the avoidance of doubt, any Irish Companies Registration Office filings).

(d)    Lien, Judgment and other Searches. Copies of uniform commercial code, Irish Companies Registration Office, lien, tax lien, Irish High Court Central Office, register of disqualified and restricted directors and judgment search reports listing all effective financing statements, tax liens and equivalent filings and judgments filed against any Loan Party, with copies of all such filings, and copies of Patent, Trademark, and Copyright search reports conducted by the Borrower listing all effective collateral assignments in respect of such Intellectual Property filed with respect to any Loan Party, with copies of such collateral assignment documentation, all in each jurisdiction reasonably determined by the Lenders, as applicable.

(e)    Authorization Documents. For each Loan Party, such Person’s (i) charter (or similar formation document) or constitution, other than in the case of the Irish Guarantor, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation (or formation) and in the case of the Irish Guarantor, the constitution of the Irish Guarantor certified by a director of the Irish Guarantor, (ii) other than in the case of the Irish Guarantor, limited liability company agreement, partnership agreement and bylaws (and similar governing document) (as applicable), (iii) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Investment Documents to which it is party and the transactions contemplated thereby, (vi) signature and incumbency certificates of its officers authorized to execute the Investment Documents, in each case with respect to clauses (i) through (iv), (vii) certificates in relation to Section 239 and Section 82 of the Irish Companies Act (viii) tax registration number, all certified by its secretary or an assistant secretary (or similar officer) or, in the case of the Irish Guarantor, a director, as being in full force and effect without modification and (v) other than in the case of the Irish Guarantor, good standing certificates in its jurisdiction of incorporation (or formation), dated as of a recent date.

(f)    Opinions of Counsel. Opinions, addressed to the Agent and the Lenders and dated as of the Closing Date, from (i) U.S. counsel to the Borrower, (ii) Irish counsel to the Borrower and (iii) Irish counsel to the Lender covering such matters as the Agent or the Lenders shall require.

(g)    Insurance. Certificates or other evidence of insurance in effect as required by Section 6.3(b).

(h)    [Reserved].

(i)    Control Agreements. In respect of the Irish Guarantor, evidence that a notice of assignment of any bank account(s) held by the Irish Guarantor has been delivered to the deposit bank holding such bank account(s) pursuant to the Irish Security Agreement.

(j)    Warrants. The Warrants, executed and delivered by the Borrower.

(k)    Officer’s Certificate. A certificate, dated the Closing Date and signed by the chief executive officer or the chief financial officer of the Borrower, confirming compliance with the conditions set forth in Section 4.1.2, 4.1.3, and 4.1.4.

(l)    Solvency Certificate. A certificate of the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer or manager) of the Borrower on behalf of each Loan Party, in his or her capacity as such and not in his or her individual capacity, in form and substance reasonably satisfactory to the Lenders, certifying as to the matters set forth in Section 5.13.

(m)    Share Certificates. The original stock or other equity certificates representing any Capital Stock in Loan Parties pledged under the Collateral Documents, together with undated transfer powers in blank and, in the case of the Irish Guarantor, share certificates, dividend mandate letters, irrevocable proxy letters, letters of authority and certified copy share registers.

(n)    Delivery of Borrowing Request. A Borrowing Request, delivered to the Agent at least two Business Days prior to the Closing Date, requesting that the entire amount of the Tranche One Loans be funded on the Closing Date.

(o)    Notes. The Notes in respect of the Tranche One Loans.

(p)    Agent Fee Letter. The Agent Fee Letter, dated the Closing Date, by and among the Agent and the Borrower.

(q)    Expenses. The payment of all fees, expenses and other amounts due and payable under each Loan Document or set forth on Schedule 5.27 of the Disclosure Letter.

(r)    Anti-Money-Laundering; Beneficial Ownership. Upon the reasonable request of the Agent or any other Lender made prior to the Closing Date, the Borrower shall have provided to the Agent or such other Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, and any Loan Party that qualifies as a “legal entity customer” under any beneficial ownership regulation shall have delivered to the Agent or any Lender that so requests, a beneficial ownership certification in relation to such Loan Party.

(s)    Other Documents. Such other certificates, documents and agreements that may be listed on the closing checklist provided by the Agent to the Borrower or as the Agent or the Required Lenders may request.

4.1.2    Representations and Warranties. Each representation and warranty by each Loan Party contained herein or in any other Investment Document to which such Loan Party is a party, shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the Closing Date (or as of a specific earlier date if such representation or warranty expressly relates to an earlier date).

4.1.3    No Default. No Default or Event of Default shall have occurred and be continuing.

4.1.4    No Material Adverse Change. Since December 31, 2019, no event or occurrence shall have occurred that has resulted or could reasonably be expected to result in a Material Adverse Effect.

4.1.5    Funding of Liquidity Accounts. The Borrower shall have provided the Lenders evidence that, prior to the Closing Date, the Borrower shall have deposited into the Liquidity Accounts an amount in the aggregate not less than $5,000,000.

4.1.6    Payment of Fees and Expenses. The Borrower shall have paid, on or prior to the Closing Date, (i) the Facility Fee payable under Section 2.12.1, (ii) the fees payable on or before the Closing Date in the amounts set forth in the Agent Fee Letter and (iii) all costs and expenses (including payment or reimbursement of all Costs, diligence costs and consulting costs) incurred by the Agent and the Lenders in connection with the preparation, execution and delivery of this Agreement, the other Investment Documents and the transactions contemplated hereby and thereby which are required to be paid by the Borrower; provided however, that any such payment of fees and expenses shall be offset by the $75,000 upfront payment of fees and expenses paid by the Borrower prior the Closing Date.

For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to each Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.2    Additional Loans. The obligation of each Lender having an applicable Commitment in accordance with Section 2.1.1 to make each of the Tranche Two Loans, Tranche Three Loans, Tranche Four Loans and Tranche Five Loans, as applicable, is subject to the following conditions precedent, each of which shall be satisfactory in all respects to the Agent and the Lenders:

4.2.1    Delivery of Borrowing Request. Within 45 days of the termination of the Commitment with respect to such Loan in accordance with Section 2.1.1, the Borrower shall have delivered to Agent a Borrowing Request applicable to such Loan and requesting that such amount be funded on a date that is not less than 15 Business Days and not more than 20 Business Days from the date such Borrowing Request is received by the Agent.

4.2.2    Hurdles. Satisfaction of the following conditions with respect to such Loan:

(a)    With respect to the Tranche Two Loans, receipt by Agent and the Lenders of evidence satisfactory in all respects to the Lenders of (i) the Borrower’s generation in the three consecutive calendar months immediately preceding the Funding Date of such tranche of Loan of at least $5,000,000 in Net Revenue (the “Tranche Two Hurdle”), and (ii) if the Tranche Two Loans are requested after the Original Tranche Two Commitment Termination Date, the satisfaction of the Tranche Three Hurdle, the Tranche Four Hurdle or the Tranche Five Hurdle, as applicable;

(b)    With respect to the Tranche Three Loans, receipt by the Lenders of evidence satisfactory in all respects to the Lenders of (i) the Borrower’s generation in the three consecutive calendar months immediately preceding the Funding Date of such tranche of Loans of at least $10,000,000 in Net Revenue, (the “Tranche Three Hurdle”), and (ii) if the Tranche Three Loans are requested after the Original Tranche Three Commitment Termination Date, the satisfaction of the Tranche Four Hurdle or the Tranche Five Hurdle, as applicable;

(c)    With respect to the Tranche Four Loans, receipt by the Lenders of evidence satisfactory in all respects to the Lenders of (i) the Borrower’s generation in the three consecutive calendar months of immediately preceding the Funding Date of such tranche of Loans at least $20,000,000 in Net Revenue, (the “Tranche Four Hurdle”) and (ii) if the Tranche Four Loans are requested after the Original Tranche Four Commitment Termination Date, the satisfaction of the Tranche Five Hurdle; and

(d)    With respect to the Tranche Five Loans, receipt by the Lenders of evidence satisfactory in all respects to the Lenders of (i) the Borrower’s generation in the 12 consecutive calendar months of immediately preceding the Funding Date of such tranche of Loans at least $100,000,000 in Net Revenue (the “Tranche Five Hurdle”).

4.2.3    Delivery of Hurdle Notice. On or prior to the Funding Date with respect to such Loan, the Borrower shall have delivered to Agent and the Lenders the Hurdle Notice with respect to such Loan in accordance with Section 6.11.

4.2.4    Payment of Fees and Expenses. The Borrower shall have paid, on or prior to the Funding Date of such Loan, (i) the Facility Fee payable under Section 2.12.1, (ii) all fees and expenses (including payment or reimbursement of all Costs) owing and payable to the Agent and the Lenders as of such date and (iii) all costs and expenses incurred by the Agent and the Lenders in connection with the funding of the applicable Loan which are required to be paid by the Borrower.

4.2.5    Officer’s Certificate. On the Funding Date with respect to such Loan, the Borrower shall have delivered to Agent and the Lenders a certificate, dated the applicable Funding Date and signed by the chief executive officer or the chief financial officer of Borrower, confirming compliance with the conditions set forth in Section 4.2.6, 4.2.7, 4.2.8 and, if applicable, 4.2.9.

4.2.6    Representations and Warranties. Each representation and warranty by each Loan Party contained herein or in any other Investment Document to which such Loan Party is a party, shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the applicable Funding Date (or as of a specific earlier date if such representation or warranty expressly relates to an earlier date).

4.2.7    No Default. No Default or Event of Default shall have occurred and be continuing on the date of delivery of any Borrowing Request and any Funding Date (both before and immediately after giving effect thereto).

4.2.8    No Material Adverse Change. Since December 31, 2019, no event or occurrence shall have occurred that has resulted or would reasonably be expected to result in a Material Adverse Effect.

4.2.9    Catch-up Loan Conditions. Solely with respect to a Loan that is not funded within 20 Business Days after its corresponding Commitment Termination Date, (a) the Borrower’s sales during the prior quarter shall have been in the ordinary course of business to fulfill demand, (b) the Borrower shall have delivered to Agent and the Lenders a summary spreadsheet of Electronic Data Interchange (EDI) 867 data with respect to the prior quarter, and

(c) the Borrower shall have entered into two strategic agreements with one or more of a group purchasing organization, integrated delivery network or U.S. governmental entity after the date hereof.

4.2.10    Certain Tranches. With respect to any Loan that once funded would cause the total outstanding Obligations to exceed $20,000,000, the Required Lenders shall have consented to such additional Loans.

4.2.11    Note. The Borrower shall have delivered the Note in respect of the Tranche Two Loan, Tranche Three Loan, Tranche Four Loan or Tranche Five Loan, as applicable, in form and substance satisfactory to the Lenders and the Agent, duly executed by the Borrower.

For purposes of determining compliance with the conditions specified in this Section 4.2, each Lender that has funded its respective Loan on the Funding Date shall be deemed to have consented to, approved or accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

Section 5.    Representations and Warranties. To induce the Agent and the Lenders to enter into this Agreement and to induce the Lenders to advance the Loans hereunder, the Borrower represents and warrants to the Agent and the Lenders that each of the following are, and after giving effect to the borrowing of each Loan, will be, true, correct and complete:

5.1    Organization. Each Loan Party and each of its Subsidiaries is validly existing and, other than in the case of the Irish Guarantor, in good standing under the laws of its state of organization or incorporation; and each Loan Party and each of its Subsidiaries has all power and authority and all governmental approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and as proposed to be conducted and is qualified to do business, and is in good standing (as applicable), in every jurisdiction where, because of the nature of its activities or properties, such qualification is required, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

5.2    Authorization; No Conflict. Each Loan Party is duly authorized to execute and deliver each Investment Document to which it is a party, the Borrower is duly authorized to borrow monies hereunder, the granting of the security interests pursuant to the Collateral Documents is within the corporate or organizational purposes of the Borrower and each other Loan Party party thereto, and the Borrower and each other Loan Party is duly authorized to perform its Obligations under each Investment Document to which it is a party. The execution, delivery and performance by the Borrower of this Agreement and by the Borrower and each Loan Party of each Investment Document to which the Borrower and such Loan Party, as applicable, is a party, and the borrowings by the Borrower hereunder, do not and will not (a) require any consent or approval of, or registration or filing with or any other action by, any Governmental Authority (other than (i) any consent or approval which has been obtained and is in full force and effect and (ii) recordings, registrations, and filings in connection with the Liens granted to the Agent under the Collateral Documents), (b) conflict with (i) any provision of Applicable Law, (ii) the charter, by-laws, limited liability company agreement, partnership agreement or other organizational documents of any Loan Party or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of such Loan Party’s respective properties (including any Key Agreement) or (c) require, or result in, the creation or imposition of any Lien on any asset of the Borrower or any other Loan Party (other than Liens in favor of the Agent created pursuant to the Collateral Documents).

5.3    Validity; Binding Nature. Each of this Agreement and each other Investment Document to which the Borrower or any other Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity and, in the case of the Irish Guarantor, the Legal Reservations.

5.4    Financial Condition. The unaudited financial statements of the Borrower and its Subsidiaries (presented on a consolidated basis) as at March 31, 2020, and the audited consolidated financial statements of the Borrower and its Subsidiaries (presented on a consolidated basis) as at December 31, 2019, have been prepared in accordance with GAAP, subject to, in the case of unaudited financial statements, the absence of footnotes and year-end adjustments, and present fairly the consolidated financial condition of such Persons as at such dates and the results of their operations and cash flows for the periods then ended. As of the Closing Date, the Borrower and its Subsidiaries have no material liabilities other than as set forth on the foregoing financial statements and trade payables incurred in the ordinary course of business.

5.5    No Material Adverse Change. Since December 31, 2019, there has been no event or occurrence that has resulted or could reasonably be expected to result in a Material Adverse Effect.

5.6    Litigation. As of the Closing Date, other than as set forth on Schedule 5.6 of the Disclosure Letter, no litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Borrower’s knowledge, threatened against any Loan Party or any of its Subsidiaries or any of their respective properties; and as of any date, other than the Closing Date, on which this representation is made or remade, other than as set forth on Schedule 5.6 of the Disclosure Letter, no litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Borrower’s knowledge, threatened against any Loan Party or any of its Subsidiaries or any of their respective properties, which if adversely determined would reasonably be likely to yield liability, in the aggregate for all such matters, in excess of $500,000, or result in a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Investment Document, or directing that the transactions provided for herein not be consummated as herein provided. Neither any Loan Party nor any of its Subsidiaries is the subject of an audit or, to the knowledge of the Borrower, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any requirement of Applicable Law.

5.7    Ownership of Properties; Liens; Real Property. There are no Liens on the Collateral other than Permitted Liens. Each Loan Party and each of its Subsidiaries owns good and, in the case of owned real property, marketable title to, or has a valid license to use, all of its other material properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including Patents, Trademarks and Copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to Intellectual Property) other than Permitted Liens. Schedule 5.7 of the Disclosure Letter lists all of the real property owned, leased, subleased or otherwise owned or occupied by any Loan Party as of the Closing Date.

5.8    Capitalization; Subsidiaries.

(a)    Capital Stock. Schedule 5.8(a) of the Disclosure Letter sets forth, as of the Closing Date, the name and jurisdiction of incorporation or organization of, and the percentage of each class of Capital Stock owned by the Borrower or any other Subsidiary of the Borrower in (i) each Subsidiary and (ii) each joint venture in which the Borrower or any other Subsidiary owns any Capital Stock. All Capital Stock in each Subsidiary owned by the Borrower or any other Subsidiary is duly and validly issued and, in the case of each Subsidiary that is a corporation, is fully paid and non-assessable, and is owned by the Borrower, directly or indirectly through Wholly-Owned Subsidiaries. Each Loan Party is the record and beneficial owner of, and has good title to, the Capital Stock pledged by it to the Agent under the Collateral Documents, free of any and all Liens, rights or claims of other Persons, other than Liens created under the Collateral Documents and other Permitted Liens. Each Loan Party is the record and beneficial owner of, and has good title to, the Capital Stock pledged by it to the Agent under the Collateral Documents, free of any and all Liens, rights or claims of other persons, except the security interest created by the Collateral Documents, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such pledged Capital Stock.

(b)    No Consent of Third Parties Required. Except as set forth in Schedule 5.8(b) of the Disclosure Letter, no consent of any Person, including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary, is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status of the security interest of the Agent in any Capital Stock pledged to the Agent for its benefit and the benefit of the Lenders under the Collateral Documents or the exercise by the Agent of the voting or other rights provided for in the Collateral Documents or the exercise of rights and remedies in respect thereof.

5.9    Pension Plans. No Loan Party sponsors, maintains, contributes to, is required to contribute to, or otherwise has or may have any liability with respect to a Benefit Plan. Each “employee benefit plan” as defined in Section 3(3) of ERISA that (x) provides retirement benefits (y) is sponsored by the Borrower or any member of its Controlled Group and (iii) is intended to be tax qualified under section 401 of the Code has a determination letter (or has or will timely filed an application for a determination letter that remains pending) or opinion letter from the IRS on which it is entitled to rely, and no assets of any such plan are invested in stock of the Borrower. Each employee benefit plan, program or arrangement sponsored, maintained, contributed to or required to be contributed to by the Borrower or any member of its Controlled Group or with respect to which Borrower or any member of its Controlled Group has or may have liability is subject only to the Laws of the United States or Ireland (or any state or other political subdivision thereof) and has complied, both in form and in operation, in all material respects with its terms and applicable Laws, except where such non-compliance would not reasonably be expected to result in material liability to the Borrower or any member of its Controlled Group .

5.10    Compliance with Law; Investment Company Act; Health Care Laws.

(a)    Each Loan Party and each of its Subsidiaries possesses all, and is not in default under any, necessary authorizations, permits, licenses, certifications or approvals, including all Governmental Approvals, from all Governmental Authorities in order to conduct their respective businesses as presently conducted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. All business and operations of each Loan Party and each of its Subsidiaries complies with all Applicable Law and all applicable Governmental Approvals. No Loan Party or any of its Subsidiaries is operating any aspect of its business under any agreement, settlement, judgment, decree, injunction, order or other arrangement with any Governmental Authority. None of any Loan Party, any Person controlling any Loan Party, or any Subsidiary of any Loan Party, is subject to regulation under any Federal or state statute, rule or regulation limiting its ability to incur Debt, pledge its assets or perform its Obligations under the Investment Documents.

(b)    No Loan Party or any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of the Investment Company Act of 1940.

(c)    As of the Closing Date, no Loan Party is aware of any current or former employee that is a “whistleblower” as defined in Section 240.21F-2 of the Exchange Act.

(d)    Without limiting the generality of the foregoing:

(i)    No Loan Party nor any of its Subsidiaries is in violation in any material respect of any of the Health Care Laws.

(ii)    (A) Each Loan Party and its Subsidiaries has all material Governmental Approvals and has made all declarations and filings with, all applicable Governmental Authorities and self-regulatory authorities necessary to engage in the business conducted by it (including, without limitation, the FDA Authorization), and (B) no Loan Party nor any of its Subsidiaries has any knowledge that any Governmental Authority is considering limiting, suspending or revoking any such Governmental Approvals. All such Governmental Approvals are valid and in full force and effect and each Loan Party and its Subsidiaries are in material compliance with the terms and conditions of all such Governmental Approvals and with the rules and regulations of the regulatory authorities having jurisdiction with respect to such Governmental Approvals.

(iii)    Each Loan Party and its Subsidiaries have received and maintains all material accreditation in good standing and without limitation or impairment by all applicable accrediting organizations, to the extent required by applicable law or regulation (including any foreign law or equivalent regulation).

(iv)    No Loan Party nor any of its Subsidiaries has been, or has been threatened to be, (i) excluded from U.S. health care programs pursuant to 42 U.S.C.

§1320(a)7 or any related regulations, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 9.4), or other applicable laws or regulations, (iii) debarred pursuant to section 306 of the FD&C Act, or (iv) made a party to any other action by any Governmental Authority that may prohibit it from selling products to any governmental or other purchaser pursuant to any Applicable Law.

(v)    No Loan Party nor any of its Subsidiaries has received any written notice from the FDA, CMS or any other Governmental Authority with respect to, nor to any Loan Party’s or Subsidiary’s best knowledge is there, any actual or threatened investigation, inquiry, or administrative or judicial action, hearing, or enforcement proceeding by the FDA, CMS or any other Governmental Authority against any Loan Party or Subsidiary regarding any violation of Applicable Law.

5.11    Margin Stock. No Loan Party or any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No portion of the Obligations is secured directly or indirectly by Margin Stock.

5.12    Taxes. Each Loan Party and each of its Subsidiaries has filed all federal, state, local and foreign income, sales, goods and services, harmonized sales and franchise and all other tax returns, reports and statements (collectively, the “Tax Returns”) with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are or were required to be filed (subject to applicable extensions). All such Tax Returns are true, correct and complete in all material respects. All Taxes reflected therein and all Taxes otherwise due and payable have been paid prior to the date on which any liability may be added thereto for non-payment thereof, except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Loan Party, as applicable, in accordance with GAAP, so long as any related Lien shall have no effect on the priority of the Liens in favor of the Agent. No Tax Return is under audit or examination by any Governmental Authority and no written notice of such an audit or examination or any written assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Loan Party and each of its Subsidiaries, as applicable, from their respective employees for all periods in compliance with the tax, social security and unemployment withholding provisions of Applicable Law and such withholdings have been timely paid to the respective Governmental Authorities in accordance with Applicable Law. No Loan Party has been a member of an affiliated, combined or unitary group other than the group of which a Loan Party is the common parent or has liability for Taxes of any other person by contract, as a successor or transferor or otherwise by operation of law.

5.13    Solvency. Both immediately before and after giving effect to (a) the Loan or Loans made on or prior to the date this representation and warranty is made or remade, (b) the disbursement of proceeds of such Loan or Loans, and (c) the payment and accrual of all transaction costs in connection with the foregoing, with respect to the Loan Parties, on a consolidated basis, (i) the fair value of the assets of the Loan Parties is greater than the amount of the liabilities (including disputed, contingent and unliquidated liabilities) of the Loan Parties as such value is established and such liabilities evaluated, (ii) the present fair saleable value of the assets of the

Loan Parties is not less than the amount that will be required to pay the probable liability on the debts of the Loan Parties as they become absolute and matured in the ordinary course of business, (iii) the Loan Parties are able to realize upon their assets and pay their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature or fall due in the normal course of business, (iv) none of the Loan Parties intends to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature or fall due, and (v) none of the Loan Parties is engaged in business or a transaction, or is about to engage in business or a transaction, for which its property would constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Loan Parties, consolidated and projected capital requirements and capital availability thereof.

5.14    Environmental Matters. The on-going operations of each Loan Party and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party and each of its Subsidiaries have obtained, and maintain in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for their respective ordinary course operations, and each Loan Party and each of its Subsidiaries are in compliance with all terms and conditions thereof, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. No Loan Party or any of its Subsidiaries or any of their respective properties or operations is subject to any outstanding written order from or agreement with any federal, state or local Governmental Authority, nor subject to any judicial or administrative proceeding, nor subject to any indemnification agreement respecting any Environmental Law, Environmental Claim or Hazardous Substance.

5.15    Insurance. Each Loan Party and its properties are insured with financially sound and reputable insurance companies reasonably satisfactory to the Required Lenders and the Agent, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party operates. Each Loan Party maintains, if available and applicable, fully paid flood hazard insurance on all fee owned real property that is located in a special flood hazard area and that constitutes Collateral on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994. A true and complete listing of such insurance of the Loan Parties as of the Closing Date, including issuers and coverages, is set forth in Schedule 5.15 of the Disclosure Letter.

5.16    Information. All information heretofore or contemporaneously herewith furnished in writing by the Borrower or any other Loan Party to the Agent or the Lenders for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Borrower or any Loan Party to the Agent or the Lenders pursuant hereto or in connection herewith will be true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which it was made (it being recognized by the Agent and the Lenders that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results and such differences may be material).

5.17    Intellectual Property.

(a)    Schedule 5.17(a) of the Disclosure Letter sets forth a true and complete list of all registered Patents (including patent applications), registered Trademarks, applications for registration of Trademarks, registered Copyrights and applications for registration of Copyrights owned by or exclusively licensed to any Loan Party or any of its Subsidiaries (collectively, the “Registered Intellectual Property”). Except as set forth on Schedule 5.17(a) of the Disclosure Letter, a Loan Party or a Subsidiary thereof exclusively owns, free and clear of all Liens, all right, title and interest in and to, all Registered Intellectual Property that is indicated on Schedule 5.17(a) of the Disclosure Letter as owned by such Loan Party or Subsidiary. All of the Registered Intellectual Property is subsisting, valid and enforceable and, to the Borrower’s knowledge, will be valid and enforceable (for pending Registered Intellectual Property). To the Borrower’s knowledge, there are no facts (including any material prior art not disclosed to the applicable granting authority in connection with any issued Patents included in the Registered Intellectual Property) that would invalidate or render unenforceable any issued Patents included in the Registered Intellectual Property. Borrower has a valid and enforceable exclusive license to the “Nanotechnology IP” (as defined in the Meloxicam Transfer Agreement) in accordance with the terms of the Meloxicam Transfer Agreement.

(b)    No Loan Party or any Subsidiary has received any written notice that the use or exploitation by such any Loan Party or Subsidiary of any Intellectual Property owned by or licensed to such Loan Party or Subsidiary, or the use, manufacture, sale or distribution of any Product, infringes or misappropriates the Intellectual Property of any third party and, to Borrower’s knowledge, there is no reasonable basis for any such claim. To the Borrower’s knowledge, there is no reasonable basis for any claim that the making, having made, use, offer for sale, import or sale of any Product by Borrower, any Subsidiary or their agents (or use of any Product in accordance with its intended use) infringes or misappropriates the Intellectual Property of any third party. Except as listed on Schedule 5.17(b) of the Disclosure Letter, there are no written claims (including interferences, oppositions or cancellation actions) against any Loan Party or any Subsidiary thereof that are presently pending or, to the knowledge of Borrower, threatened, contesting the validity, ownership or enforceability of any of the Registered Intellectual Property and, to the knowledge of Borrower, no third party is infringing or misappropriating any of the Registered Intellectual Property (excluding patent applications). The Registered Intellectual Property is not subject to any outstanding order, injunction, judgment, decree or arbitration award restricting the use thereof. In the last 12 months, no Loan Party or any Subsidiary thereof has taken any action (or failed to take any action) that has resulted in the loss, lapse, abandonment, invalidity or unenforceability of any of the Registered Intellectual Property or any other Intellectual Property owned by any Loan Party or Subsidiary thereof that is material to its business.

(c)    Except as set forth on Schedule 5.17(c) of the Disclosure Letter, (i) no Loan Party or any Subsidiary has granted any licenses under Registered Intellectual Property or any other material Intellectual Property owned by any Loan Party or any Subsidiary thereof to third parties; and (ii) no Loan Party or any Subsidiary thereof is party to any contract with any Person that limits or restricts the use of the Registered Intellectual Property or any other material Intellectual Property owned by any Loan Party or any Subsidiary thereof that requires any payments for such use.

(d)    After the grant of an issued Patent included in the Registered Intellectual Property, no Loan Party or any of its Subsidiaries has filed any disclaimer or made or permitted any other voluntary reduction in the scope of any such issued Patent included in the Registered Intellectual Property. None of the Patents included in Registered Intellectual Property has been or is currently involved in any interference, re-examination, opposition, derivation or other post-grant proceedings and no such proceedings are, to the knowledge of Borrower, threatened.

(e)    Each Loan Party and each of its Subsidiaries owns, or is licensed or otherwise has the right to use, all Intellectual Property necessary to conduct its business as currently conducted. To the Borrower’s knowledge, the conduct and operations of the businesses of each Loan Party and each of its Subsidiaries do not and the anticipated Products of the Loan Parties and its Subsidiaries, upon their commercial release, will not, infringe upon, misappropriate, dilute or violate any Intellectual Property owned by any other Person. No Loan Party or any of its Subsidiaries has received any written notice or claim that (i) asserts any right, title or interest with respect to, or (ii) contests any right, title or interest of any Loan Party or any of its Subsidiaries in, any Intellectual Property, any anticipated Products and applications derived or expected to be derived therefrom, or the development and commercialization of any Products derived or expected to be derived therefrom. The Intellectual Property owned by the Loan Parties and their Subsidiaries is sufficient, and conveys adequate rights, title and interests, for the Borrower, the other Loan Parties and their Subsidiaries to develop and commercialize their anticipated Products and Intellectual Property applications.

(f)    Each Loan Party and each of its Subsidiaries (either itself or through licensees) has (i) used each Trademark owned by it on each and every trademark class of goods in the ordinary course of business in order to maintain such Trademark in full force free from any claim of abandonment for non-use in any class of goods for which registration was obtained, (ii) maintained in the ordinary course of business the quality of products and services offered under such Trademark and taken all necessary steps to ensure that all licensed users of such Trademark maintain as in the past such quality, (iii) used such Trademark with the appropriate notice of registration and all other notices and legends required by Applicable Law, (iv) not adopted or used any mark which is confusingly similar to or a colorable imitation of such Trademark that the Agent, for its benefit and the benefit of the Lenders, has not obtained a perfected security interest in and (v) not (and has not permitted any licensee or sublicensee thereof to have) done any act or omitted to do any act whereby such Trademark may become invalidated or impaired in any way.

(g)    Each Loan Party and each of its Subsidiaries (either itself or through licensees) has not done any act, or omitted to do any act, whereby any of its issued Patents may become forfeited, abandoned or dedicated to the public.

(h)    Each Loan Party and each of its Subsidiaries (either itself or through licensees) has not acted or omitted to act whereby any portion of its registered Copyrights may become invalidated or otherwise impaired. Such Loan Party or such Subsidiary has not (either itself or through licensees) done any act whereby any portion of its registered Copyrights material to its business may fall into the public domain as a result of any such act.

(i)    Each Loan Party (either itself or through licensees) has used proper statutory notice in connection with the use of each of its Patents, Trademarks and Copyrights included in the Intellectual Property of such Loan Party.

(j)    Each Loan Party and each of its Subsidiaries has taken all reasonable and necessary steps, including, without limitation, in any proceeding before the Patent and Trademark Office, the Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of its Intellectual Property, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the Patent and Trademark Office and the Copyright Office, the filing of applications for renewal or extension, the filing of affidavits of use and affidavits of incontestability, the filing of divisional, continuation, continuation-in-part, reissue, and renewal applications or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings, except where the failure to take such steps would not reasonably be expected to have a Material Adverse Effect.

(k)    No Loan Party or any of its Subsidiaries (either itself or through licensees) (i) has abandoned any of its Intellectual Property or (ii) has abandoned any right to file an application for letters patent, trademark, or copyright, in each case except where such abandonment would not reasonably be expected to have a Material Adverse Effect.

(l)    Each Loan Party and each of its Subsidiaries has done all things that are necessary and proper within such Loan Party’s or such Subsidiary’s power and control to keep each license of Intellectual Property held by such Loan Party or such Subsidiary as licensee or licensor in full force and effect.

(m)    Each Loan Party and each of its Subsidiaries has maintained all of its rights to its Internet Domain Names in full force and effect, except that each Loan Party and each of its Subsidiaries may elect not to renew any Internet Domain Name the failure of which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.18    Labor Matters. No Loan Party or any of its Subsidiaries is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party or any of its Subsidiaries. Hours worked by and payment made to employees of the Borrower, the other Loan Parties and any Subsidiary are not in violation of the Fair Labor Standards Act or any other Applicable Law, rule or regulation dealing with such matters.

5.19    No Default. No Loan Party or any of its Subsidiaries is in default under or with respect to any contractual obligation which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

5.20    Foreign Assets Control Regulations and Anti-Money Laundering.

5.20.1    OFAC. Each Loan Party and each of its Subsidiaries is and will remain in compliance in all material respects with all U.S., U.K. and other applicable economic sanctions laws, executive orders and implementing regulations and measures, including those promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and all applicable anti-money laundering and counterterrorism financing provisions of the Bank Secrecy Act of 1970 and all regulations issued pursuant to any of the foregoing (collectively, “Sanctions Laws”) and have instituted and maintained policies and procedures designed to promote and achieve compliance with all Sanctions Laws. No Loan Party and no Subsidiary (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (each, an “SDN”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is owned 50% or more, directly or indirectly, or controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person described in clauses (i) or (ii) such that the entry into, or performance under, this Agreement or any other Investment Document would be prohibited under U.S. law. Each Loan Party and each of its Subsidiaries is not currently and will not in the future engage in any transaction or dealing with any Person that is designated as an SDN or owned 50% or more, directly or indirectly, individually or in the aggregate, or controlled, by one or more SDNs.

5.20.2    PATRIOT Act. The Loan Parties and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the PATRIOT Act.

5.20.3    Anti-Corruption Laws. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or any anti-corruption and anti-bribery laws of any other jurisdiction. The Loan Parties and their Subsidiaries have conducted their business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption legislation in other jurisdictions that is applicable to the Borrower and its Subsidiaries, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.21    Non-Competes. None of the Loan Parties nor any of their executive officers is subject to a non-compete agreement that prohibits or would materially interfere with the development, commercialization or marketing of any Product.

5.22    Material Contracts; Key Agreements.

(a)    Except for the agreements set forth on Schedule 5.22(a) of the Disclosure Letter (collectively, the “Material Contracts”), as of the Closing Date there are no (i) employment agreements covering the management of any Loan Party, (ii) collective bargaining agreements or other labor agreements covering any employees of any Loan Party, (iii) agreements for managerial, consulting or similar services to which any Loan Party is a party or by which it is bound, (iv) agreements regarding any Loan Party, its assets or operations or any investment therein to which any of its equity holders is a party, (v) patent licenses, trademark licenses, copyright licenses or other lease or license agreements to which any Loan Party is a party, either as lessor or lessee, or as licensor or licensee (other than widely-available software subject to “shrink-wrap” or “click-through” software licenses), (vi) distribution, marketing or supply agreements to which any Loan Party is a party (in each case with respect to any agreement of the type described in the preceding clauses (i), (iii), (iv), (v) and (vi) requiring payment of more than $500,000 in any year), (vii) partnership agreements pursuant to which any Loan Party is a partner, limited liability company agreements pursuant to which any Loan Party is a member or manager, or joint venture agreements to which any Loan Party is a party, (viii) real estate leases, (ix) agreements between any Loan Party and Recro Pharma, Inc. or any of its Affiliates, or (x) any other agreements or instruments to which any Loan Party is a party, in each case the breach, nonperformance or cancellation of which, would reasonably be expected to have a Material Adverse Effect. Schedule 5.22(a) of the Disclosure Letter sets forth, with respect to each real estate lease agreement to which any Loan Party is a party as of the Closing Date, the address of the subject property. The consummation of the transactions contemplated by the Investment Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than a Loan Party) which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)    As of the Closing Dates, each Key Agreement (i) is in full force and effect and is the legal, valid and binding obligation of the parties thereto, enforceable against the Borrower and the Subsidiaries party thereto and all other parties thereto in accordance with its terms, (ii) has not been amended or otherwise modified and (iii) has not suffered a default thereunder. As of the Closing Date, (A) neither the Borrower nor any of the Subsidiaries is in breach or in default under any Key Agreement, nor has any of the Borrower or any of the Subsidiaries taken any action that would permit any other Person party to any Key Agreement to have, and no such Person otherwise has, any defenses, counterclaims, termination rights or rights of setoff thereunder and (B) to the knowledge of the Borrower, no such other Person party to such Key Agreement is in breach or in default thereunder.

(c)    Borrower has provided to Lender true, correct and complete copies of the Key Agreements.

5.23    Products.

(a)    Schedule 5.23(a) of the Disclosure Letter accurately and completely lists all Products and all Governmental Approvals, and each Loan Party has delivered to Agent and the Lenders a copy of all Governmental Approvals as of the date hereof and to the extent requested by the Required Lenders or Agent from time to time in their discretion.

(b)    (i) With respect to any Product or Service being tested, manufactured, marketed, sold, stored, distributed, or delivered by Loan Parties, the applicable Loan Party has received (or the applicable, authorized third parties have received), and such Product or Service is the subject of, all Governmental Approvals needed in connection with the testing, manufacture, marketing, sale, storage, distribution, or delivery of such Product or Service by or on behalf of Loan Parties as currently conducted. All such activities have been and are being conducted in material compliance with Applicable Law including, without limitation, the FD&C Act and the PHSA. No Product marketed or sold by any Loan Party is adulterated or misbranded as those terms are defined by FDA. No Loan Party has received any notice from any applicable Governmental Authority, specifically including the FDA or CMS, that such Governmental Authority is conducting an investigation or review (other than a normal routine scheduled inspection) of any Loan Party’s (x) manufacturing facilities, laboratory facilities, processes for such Product, or any related sales or marketing activities or the Governmental Approvals related to such Product, and (y) laboratory facilities, the processes for such Services, or any related sales or marketing activities or the Governmental Approvals related to such Services. There are no material deficiencies or violations of Applicable Laws in relation to the manufacturing, processes, sales, marketing, or delivery of such Product or Services or the Governmental Approvals related to such Product or Services, no Governmental Approval has been revoked or withdrawn, nor, to the best of Borrower’s knowledge, has any such Governmental Authority issued any order or recommendation stating that the development, testing, manufacturing, sales or marketing of such Product or Services by or on behalf of Loan Parties should cease or be withdrawn from the marketplace, as applicable.

5.24    Existing Indebtedness; Investments, Guarantees and Certain Contracts. No Loan Party (a) has any outstanding Debt, except (i) Debt under the Loan Documents, and (ii) as set forth on Schedule 5.24 of the Disclosure Letter, or (b) owns or holds any Capital Stock of, any debt investments in, or has any outstanding advances to or any outstanding guarantees for the obligations of any other Person, except as set forth on Schedule 5.24 of the Disclosure Letter.

5.25    Affiliated Agreements. Except as set forth on Schedule 5.25 of the Disclosure Letter, (i) there are no existing or proposed agreements, arrangements, understandings or transactions between a Loan Party, on the one hand, and such Loan Party’s members, managers, managing members, investors, officers, directors, stockholders, other equity holders, employees, or Affiliates or any members of their respective families, on the other hand, and (ii) to each Loan Party’s knowledge, none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership or voting interest in, any Affiliate of such Loan Party or any Person with which such Loan Party has a business relationship or which competes with such Loan Party.

5.26    Names; Locations of Offices, Records and Collateral; Deposit Accounts.

(a)    No Loan Party has conducted business under or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 5.26(a) of the Disclosure Letter. Each Loan Party is the sole owner(s) of all of its names listed on Schedule 5.26(a) of the Disclosure Letter, and any and all business done and invoices issued in such names are such Loan Party’s sales, business and invoices.

(b)    Each Loan Party maintains, and since its formation has maintained, respective places of business and chief executive offices only at the locations set forth on Schedule 5.26(b) of the Disclosure Letter or, after the Closing Date, as additionally disclosed to the Agent and Lenders in writing.

(c)     Schedule 5.26(c) of the Disclosure Letter lists each Loan Party’s deposit accounts as of the Closing Date.

5.27    Broker’s or Finder’s Commissions. Except as set forth in Schedule 5.27 of the Disclosure Letter, no broker’s, finder’s or placement fee or commission will be payable to any broker or agent engaged by any Loan Party or any of its officers, directors or agents with respect to the Loan or the transactions contemplated by this Agreement except for fees payable to the Agent and the Lenders. The amount of any such broker’s, finder’s or placement fee or commission is set forth on Schedule 5.27 of the Disclosure Letter, such amount shall be payable in full by a Loan Party on the Closing Date, and no such amounts shall be payable after the Closing Date. Each Loan Party agrees to indemnify the Agent and the Lenders and hold each harmless from and against any claim, demand or liability for broker’s, finder’s or placement fees or similar commissions, whether or not payable by such Loan Party, alleged to have been incurred in connection with such transactions.

5.28    Limited Offering of Warrants. The offer and sale of the Warrants are not required to be registered pursuant to the provisions of Section 5 of the Securities Act or the registration or qualification provisions of the blue sky laws of any state. Neither the Borrower nor any agent on the Borrower’s behalf, has solicited or will solicit any offers to sell all or any part of the Warrants, to any Person other than to the Lenders so as to bring the sale of the Warrants, by Borrower within the registration provisions of the Securities Act or any state securities laws.

5.29    Registration Rights; Issuance Taxes. Except as described in the Warrants, the Borrower is under no requirement to register under the Securities Act, or the Trust Indenture Act of 1939, as amended, any of its presently outstanding securities or any of its securities that may subsequently be issued. All taxes imposed on the Borrower in connection with the issuance, sale and delivery of the Warrants have been or will be fully paid, and all laws imposing such taxes have been or will be fully satisfied by the Borrower.

5.30    Meloxicam IV/IM Assets and Liabilities. Schedule 5.30 to the Disclosure Letter sets forth as of the Closing Date all of the material assets of the Borrower and its Subsidiaries related to Meloxicam IV/IM and all material liabilities related thereto (collectively, the “Meloxicam IV/IM Assets and Liabilities”).

Section 6.    Affirmative Covenants. Until all Obligations are Paid in Full, the Borrower agrees that it will:

6.1    Information. Furnish to the Agent and each Lender:

6.1.1    Annual Reports. As soon as available and in any event within 90 days following the end of each Fiscal Year, beginning with the Fiscal Year ending December 31, 2020, (i) the consolidated balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Year and related consolidated statements of income, cash flows and stockholders’ equity for such Fiscal Year, in comparative form with such financial statements as of the end of, and for, the preceding Fiscal Year, and notes thereto, all prepared in accordance with GAAP and accompanied by an opinion of KPMG or other independent public accountants of recognized national standing (which opinion shall not be qualified as to scope) stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower and its Subsidiaries as of the dates and for the periods specified in accordance with GAAP and (ii) a narrative report and management’s discussion and analysis of the financial condition and results of operations of Borrower and its Subsidiaries for such Fiscal Year, as compared to amounts for the previous Fiscal Year (it being understood that the information required by clauses (i) and (ii) may be furnished in the form of a Form 10-K filed with the SEC via the EDGAR System).

6.1.2    Quarterly Reports. As soon as available and in any event within 45 days following the end of each Fiscal Quarter of each Fiscal Year, beginning with the Fiscal Quarter ending March 31, 2020, (i) the consolidated balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Quarter and related consolidated statements of income and cash flows for such Fiscal Quarter and for the then elapsed portion of the Fiscal Year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous Fiscal Year, and notes thereto, all prepared in accordance with GAAP and accompanied by a certificate of the chief financial officer of Borrower stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in Section 6.1.1, subject to normal year-end audit adjustments, (ii) a narrative report and management’s discussion and analysis, of the financial condition and results of operations for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, as compared to the comparable periods in the previous Fiscal Year, and (iii) a report of the cash balances of the Borrower and its Subsidiaries for each month during such Fiscal Quarter (it being understood that the information required by clauses (i) and (ii) of this Section 6.1.2 may be furnished in the form of a Form 10-Q filed with the SEC via the EDGAR System).

6.1.3    Compliance Certificate. Contemporaneously with the furnishing of the financial statements required pursuant to Sections 6.1.1 and 6.1.2, a duly completed Compliance Certificate signed by the chief financial officer of the Borrower to the effect that such officer has not become aware of any Event of Default or Default that has occurred and is continuing or, if there is any such Event of Default or Default, describing it and the steps, if any, being taken to cure it, and providing such other information as required thereby.

6.1.4    Revenues. As soon as practicable, and in any event not later than 45 days the end of each Fiscal Quarter, a historical drug-by-drug breakdown of revenues and cost of goods sold for such Fiscal Quarter.

6.1.5    Board Minutes. As soon as practicable, (a) and in any event not later than four weeks after each meeting of the Board, copies of the draft minutes of such meeting together with copies of the board packets provided to the Board in connection with each such meeting and (b) copies of the final minutes after approval thereof by the Board; provided that the Borrower may (i) redact minutes describing the discussions of any debt refinancing of the Obligations by the Board and (ii) exclude any material that is legally privileged where disclosure of such material to the Lenders would reasonably risk the loss of that privilege or which is subject to confidentiality obligations which would be contravened by such disclosure to the Lender; provided, in each case, that any such exclusion shall apply only to such portion of the material which would be required to preserve such privilege or confidentiality and not to any other portion thereof and the Borrower shall promptly provide to the Lenders a general description, which shall be true and correct in all material respects, of any such excluded materials.

6.1.6    Notice of Default; Litigation; ERISA Matters. Promptly (and in any event within five Business Days) upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Borrower or the applicable Loan Party affected thereby with respect thereto:

(a)    the occurrence of an Event of Default or a Default;

(b)    any event or circumstances that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c)    any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Lenders which has been instituted or, to the knowledge of the Borrower, is threatened in writing against any Loan Party or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect;

(d)    the incurrence of any liability with respect to any Benefit Plan by any of the Loan Parties or any of their respective ERISA Affiliates;

(e)    any judgment, order or decree for the payment of money which has been rendered against any Loan Party or any of its Subsidiaries and which individually or in the aggregate with all such other judgments, orders or decrees totals $200,000 or more;

(f)    any cancellation or material change in coverage in any insurance maintained by the Borrower or any other Loan Party;

(g)    any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim, (ii) any violation or noncompliance with any Applicable Law or (iii) any breach or nonperformance of, or any default under, any contractual obligation of any Loan Party or any of its Subsidiaries), in all cases which would reasonably be expected to have a Material Adverse Effect;

(h)    within 45 days following the end of each Fiscal Quarter (i) entry into, or amendment or termination of, any Key Agreement (except to the extent such entry into, or amendment or termination of, a Key Agreement is disclosed in a public filing made with the SEC), and (ii) copies of any material notices and royalty reports in relation to any Key Agreement;

(i)    copies of all material communication as well as other material documents received by any Loan Party from the FDA, CMS, DEA, or any other Governmental Authority (including, without limitation, the Securities and Exchange Commission);

(j)    to the extent that it would reasonably be expected to result in a Material Adverse Effect (i) any suspension, revocation, cancellation or withdrawal of an Governmental Approval required for any Loan Party, is threatened or there is any basis for believing that such Governmental Approval will not be renewable upon expiration or will be suspended, revoked, cancelled or withdrawn, (ii) any clinical trials sponsored by or on behalf of any Loan Party is placed on full or partial clinical hold by FDA, or otherwise suspended or terminated by FDA or any institutional review board (IRB) or ethics committee, (iii) any Loan Party enters into any consent decree or order pursuant to any of the FD&C Act, the PHSA, all regulations implemented by FDA thereunder or all applicable guidance documents issued by FDA, or becomes a party to any judgment, decree or judicial or administrative order pursuant to any of the FD&C Act, the PHSA, all regulations implemented by FDA thereunder or all applicable guidance documents issued by FDA, (iv) receipt of any written notice or other written communication from the FDA alleging non-compliance with any applicable FDA Law and Regulation, (v) any Loan Party initiates a recall of any Product, (vi) the occurrence of any violation of any FDA Law and Regulation by any Loan Party in the product development efforts, submissions, production, manufacturing, advertising, promotion, adverse event reporting, record keeping and reports to FDA that would reasonably be expected to require or lead to an investigation, corrective action or enforcement, regulatory or administrative action, (vii) receipt by any Loan Party of a Warning Letter, Untitled Letter, Form FDA 483, or any other written notice from FDA alleging non-compliance with Applicable Law, (viii) the occurrence of any civil or criminal proceedings relating to any Loan Party or any of their respective employees, which involve a matter within or related to the FDA’s jurisdiction, (ix) any officer, employee or agent of any Loan Party is convicted of any crime or has engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a, or (x) any officer, employee or agent of any Loan Party is been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law or regulation;

(k)    any proposal by a Governmental Authority to compulsorily acquire or resume any of its assets;

(l)    any declaration, order or deemed order for disqualification or restriction under the Companies Act including Part 14, Chapters 3 and 4 and any notice under the Irish Companies Act including Part 14, Chapter 5, regarding a disqualification or restriction undertaking in respect of any director of the Irish Guarantor, or any similar event under any analogous legislation;

(m)    of any notice received by the Irish Guarantor under Section 1002 of the Irish Taxes Consolidation Act 1997 or any analogous legislation.

6.1.7    Budgets. As soon as practicable, and in any event within 90 days following the end of each Fiscal Year, a quarterly budget of the Borrower and its Subsidiaries for the current Fiscal Year (including a quarterly working capital and capital expenditure budget and a quarterly projections of revenue and EBITDA) prepared in a manner satisfactory to the Required Lenders, accompanied by a certificate of the chief financial officer of the Borrower to the effect that (a) such budget was prepared by the Borrower in good faith, (b) the Borrower has a reasonable basis for the assumptions contained in such budget and (c) such budget has been prepared in accordance with such assumptions.

6.1.8    Reports to Governmental Authorities and Shareholders. (a) Promptly upon receipt by any Loan Party thereof, copies of all regular, periodic or special inspection reports relating to any Loan Party’s manufacturing facilities (including, without limitation, any FDA Form 483 reports), and (b) promptly following Agent’s or the Required Lenders’ request, copies of (i) all other regular, periodic or special reports of each Loan Party filed with any Governmental Authority, (ii) all registration statements (or such equivalent documents of each Loan Party filed with any Governmental Authority) and (iii) all proxy statements or other communications made to the holders of any Loan Party’s Capital Stock generally (it being understood that the information required by clauses (b) (i), (ii) and (iii) of this Section 6.1.8 may be furnished, if applicable, in the form of a their respective Forms filed with the SEC via the EDGAR System).

6.1.9    Updated Schedules to the U.S. Security Agreement. Contemporaneously with the furnishing of each annual audit report pursuant to Section 6.1.1, updated versions of the schedules to the U.S. Security Agreement showing information as of the date of such audit report (it being agreed and understood that this requirement shall be in addition to the notice and delivery requirements set forth in the U.S. Security Agreement).

6.1.10    Milestone Payments. Promptly (and in any event within five Business Days) notice of the payment by the Borrower or any Subsidiary of any milestone payment under the Meloxicam Acquisition Agreement.

6.1.11    Liquidity Accounts. Promptly (and in any event within three Business Days) notice of the decrease in the aggregate balance of cash in the Liquidity Accounts to be less than $5,000,000.

6.1.12    Amortization Date and Maturity Date Extension. By July 12, 2022, a duly executed certificate signed by an executive officer of the Borrower certifying as to the EBITDA for the consecutive 12-month period ending on or immediately prior to May 29, 2022 and certifying as to whether the Amortization Date and the Maturity Date have been extended as a result of the EBITDA for such 12-month period in accordance with the definitions of such terms.

6.1.13    Other Information. Promptly from time to time, such other information concerning the Borrower and any of its Subsidiaries as the Required Lenders or the Agent may reasonably request, including copies of unredacted agreements entered into by a Loan Party or any of its Subsidiaries.

Notwithstanding anything contained in this Section 6.1 to the contrary, each of the Agent and any Lender (in their sole discretion) shall have the option at any time to elect not to require the Borrower to deliver any or all of the information required by this Section 6.1 to such Person, which such election, if exercised by the Agent or any Lender, shall be provided in writing by the Agent or such Lender to the Borrower.

6.2    Books; Records; Inspections.

(a)    Keep, and cause each Loan Party and each of its Subsidiaries to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP.

(b)    Permit, and cause each other Loan Party to permit, at reasonable times during business hours and with reasonable prior notice, the Agent, the Lenders, or any representative of the foregoing to: (i) inspect (at the sole expense of the Borrower) the properties and operations of the Borrower or any such Loan Party; (ii) visit any or all of its offices, to discuss its financial matters with its directors or officers and its independent auditors, if any (and the Borrower hereby authorizes such independent auditors, if any, to discuss such financial matters with the Lenders or the Agent or any representative thereof so long as a representative of the Borrower is given the opportunity to be present at such discussions), (iii) examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other records; and (iv)(A) inspect (at the sole expense of the Borrower) the Collateral and other tangible assets of the Borrower or any such Loan Party, (B) perform appraisals of the equipment of the Borrower or any such Loan Party, and (C) inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to any Collateral, for purposes of or otherwise in connection with conducting a review, audit or appraisal of such books and records. The Borrower will pay the Lenders the reasonable and documented out-of-pocket costs and expenses of any audit or inspection of the Collateral promptly after receiving the invoice; provided that the Borrower shall not be required to reimburse the Lenders for the foregoing expenses relating to more than one such inspection or audit in any calendar year unless an Event of Default has occurred and is continuing, in which event Borrower shall be required to reimburse Lender for any and all of the foregoing expenses. Notwithstanding anything contained in this Section 6.2(b) to the contrary, if an Event of Default shall have occurred and be continuing or any Lender believes in good faith that such inspections are necessary to preserve or protect the Collateral, then the Agent, the Lenders, or any representative of any of the foregoing may take any of the actions specified in clauses (i) through (iv) of this Section 6.2(b) without prior notice to the Borrower, but shall endeavor in good faith to provide the Borrower subsequent notice.

6.3    Maintenance of Property; Insurance.

(a)    Keep, and cause each other Loan Party and each of its Subsidiaries to keep, all property useful and necessary in the business of the Borrower, such other Loan Party or such Subsidiary in good working order and condition, ordinary wear and tear excepted, and maintain, and cause each other Loan Party to maintain, its Intellectual Property in accordance with the provisions of the Collateral Documents.

(b)    Maintain, and cause each other Loan Party and each of its Subsidiaries to maintain, with responsible insurance companies, such insurance coverage as shall be required by Applicable Laws, and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; provided that in any event, such insurance shall insure against all risks and liabilities of the type insured against as of the Closing Date and shall have insured amounts no less than, and deductibles no higher than, those amounts provided for as of the Closing Date, unless cost prohibitive. Without limiting the foregoing, (i) maintain, if available and applicable, fully paid flood hazard insurance on all fee owned real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as reasonably required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Agent or the Required Lenders, (ii) furnish to the Agent and the Lenders evidence of the renewal (and payment of renewal premiums therefor)

of all insurance policies prior to the expiration or lapse thereof and (iii) furnish to the Agent and the Lenders prompt written notice of any redesignation of any such improved fee owned real property into or out of a special flood hazard area. Upon request of the Agent or the Required Lenders and to the extent not previously delivered to the Agent or the Lenders, the Borrower shall furnish to the Agent and the Lenders a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Borrower and each other Loan Party. The Borrower shall cause each issuer of an insurance policy to provide the Agent and the Lenders with an endorsement (i) showing the Agent as a lenders’ loss payee with respect to each policy of property or casualty insurance and naming the Agent as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be endeavored to be given to the Agent prior to any cancellation of such policy and (iii) reasonably acceptable in all other respects to the Agent and the Required Lenders.

(c)    Unless the Borrower provides the Agent and the Lenders with evidence of the continuing insurance coverage required by this Agreement, the Required Lenders may purchase insurance (to the extent of such insurance coverage as shall be required by clause (b) above) at the Borrower’s expense to protect the Agent’s and the Lenders’ interests in the Collateral. This insurance may, but need not, protect the Borrower’s and each other Loan Party’s interests. The coverage that the Required Lenders purchase may, but need not, pay any claim that is made against the Borrower or any other Loan Party in connection with the Collateral. If the Required Lenders purchase insurance for the Collateral, as set forth above, the Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. If determined by the Required Lenders in their sole discretion, the costs of such insurance may be added to the principal amount of either Loan owing hereunder as determined by the Required Lenders in their sole discretion.

(d)    To, and to cause each Loan Party and each of its Subsidiaries to: (i) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of the Intellectual Property that is material to its business; (ii) promptly advise the Agent and the Lenders in writing of any infringement of which it is aware by a third party of any such Intellectual Property; and (iii) not allow any Intellectual Property material to its business to be abandoned, forfeited or dedicated to the public without the Agent’s prior written consent, except where the abandonment, forfeiture or dedication to the public would not reasonably be expected to have a Material Adverse Effect.

6.4    Compliance with Laws and Contractual Obligations; Payment of Taxes and Liabilities. (a) Comply, and cause each other Loan Party and each of its Subsidiaries to comply, with all Applicable Laws and all indentures, agreements and other instruments binding upon it or its property, except where failure to comply would not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party and each of its Subsidiaries to ensure, that neither any Loan Party nor any of its Subsidiaries, nor any Person who owns a controlling interest in or otherwise controls a Loan Party or one of its Subsidiaries is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC, the United States Department of the Treasury, or any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation or (ii) a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot lawfully deal or otherwise engage in business transactions with such Person; (c) without limiting clause (a) above, ensure that neither any Loan Party nor any of its Subsidiaries will engage in any dealing or transaction with any Person that is (i) the target of Sanction Laws, except to the extent such dealing or transaction is (A) authorized or not prohibited by U.S. law as to a U.S. Person and (B) lawful under any other Applicable Law, or (ii) designated as an SDN or owned 50% or more, directly or indirectly, individually or in the aggregate, or controlled, by one or more SDNs; (d) without limiting clause (a) above, comply and cause each other Loan Party and each of its Subsidiaries to comply, with all Sanctions Laws; and (e) timely prepare and file all Tax Returns required to be filed by Applicable Law and pay, and cause each other Loan Party and each of its Subsidiaries to pay, prior to delinquency, all Taxes against them or any of their property, as well as claims of any kind which, if unpaid, could become a Lien on any of their property; provided that the foregoing shall not require the Borrower, any other Loan Party or any of their Subsidiaries to pay any such Tax or charge so long as (1) it shall promptly contest the validity thereof in good faith by appropriate proceedings, (2) it shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and (3) any related Lien shall have no effect on the priority of the Liens in favor of the Agent.

6.5    Maintenance of Existence. Maintain and preserve, and (subject to Section 7.4) cause each other Loan Party and each of its Subsidiaries to maintain and preserve, (a) its existence and, other than in the case of the Irish Guarantor, good standing (as applicable) in the jurisdiction of its organization and (b) its qualification to do business and good standing (as applicable) in each jurisdiction where the nature of its business makes such qualification necessary.

6.6    Governmental Approvals. Obtain and keep in full force and effect all Governmental Approvals (a) relating to each Product and (b) necessary for the performance by the Borrower and its Subsidiaries of their obligations under the Investment Documents. The Borrower shall promptly provide the Agent and the Lenders copies of any and all Governmental Approvals obtained by the Borrower or any of its Subsidiaries relating to Meloxicam IV/IM.

6.7    Environmental Matters. If any release or disposal of Hazardous Substances shall occur or shall have occurred on or from any Real Estate of any Loan Party or any of its Subsidiaries, cause, or direct the applicable Loan Party or Subsidiary to cause, the prompt containment and removal of such Hazardous Substances and the remediation of such Real Estate as is necessary to comply with all Environmental Laws except as would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each other Loan Party and Subsidiary to, comply with each Applicable Law and judicial or administrative order requiring the performance at any Real Estate by any Loan Party or any of its Subsidiaries of activities in response to the release or threatened release of a Hazardous Substance. If any violation of any Environmental Law shall occur or shall have occurred at any real property or any other assets of any Loan Party or any of its Subsidiaries or otherwise in connection with their operations, the Borrower shall cause, or direct the applicable Loan Party or Subsidiary to cause, the prompt correction of such violation.

6.8    Further Assurances.

(a)    Further Assurances. Promptly upon request by the Required Lender or Agent, take, and cause each other Loan Party and each of its Subsidiaries to take, such additional actions as the Required Lenders or Agent may reasonably require from time to time in order (i) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests, whether now owned or hereafter acquired, covered or intended to be covered by any of the Collateral Documents, (ii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iii) to assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and the Lenders the rights granted or now or hereafter intended to be granted to the Agent and the Lenders under any Loan Document.

(b)    Additional Subsidiaries. Without limiting the generality of the foregoing and except as otherwise approved in writing by the Required Lenders (such approval not to be unreasonably withheld with respect to any future Foreign Subsidiary unless the Required Lenders determine in their sole discretion that such exception would adversely affect the value of the assets securing the Obligations or the Agent’s Lien on the assets securing the Obligations, the business, properties, condition (financial or otherwise) or prospects of the Loan Parties or the prospect of repayment of any portion of the Obligations in a material respect and it being understood that the Required Lenders may require amendments to this Agreement and the other Loan Documents as a condition to approval), cause, and cause each of the Loan Parties to cause, each of their Subsidiaries (including any such Subsidiary formed or acquired after the Closing Date (pursuant to a Permitted Acquisition or otherwise), upon the formation or acquisition of such Subsidiary or at such later time as may be agreed by the Required Lenders in their reasonable discretion), to guaranty the Obligations and cause each such Subsidiary to grant to the Agent, for the benefit of the Agent and the Lenders, a first priority security interest in, all of such Subsidiary’s property to secure such guaranty, in each case pursuant to the execution and delivery of a joinder to each applicable Collateral Document and such other documents as may be reasonably requested by the Required Lenders in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any Collateral Document or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary (to the extent of such Subsidiary’s ownership interest in such property and subject to the exceptions to the other Loan Parties under the Loan Documents) shall become Collateral for the Obligations, each in form and substance reasonably satisfactory to the Agent and the Required Lenders, including (i) the execution and delivery of guaranties, security agreements, pledge agreements, Mortgages and such other real property deliverables as may be required by the Required Lenders with respect to any Real Estate, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing (including any of the foregoing necessary to create or perfect a Lien under the laws of any jurisdiction in which any Loan Party is organized, incorporated or formed or any Collateral is located) and (ii) such opinions of counsel as the Required Lenders may reasonably request. Furthermore and except as otherwise approved in writing by the Required Lenders and the Borrower shall, and shall cause each of its Subsidiaries (including, any such Subsidiary formed or acquired after the Closing Date) to upon the formation or acquisition of such Subsidiary or at such later time as may be agreed by the Required Lenders in their reasonable discretion, pledge all of the Capital Stock of each of its Subsidiaries to the Agent, for its benefit and the benefit of the Lenders, to secure the Obligations, including by the delivery of certificated securities (if any) and other Collateral with respect to which perfection is obtained by possession, in each case pursuant to documents in form and substance reasonably satisfactory to the Required Lenders. In connection with each pledge of Capital Stock that is certificated, as promptly as practicable, the

Borrower and each other Loan Party shall simultaneously with the execution of the foregoing pledge documentation deliver, or cause to be delivered, to the Agent, irrevocable proxies and transfer/stock powers or assignments, as applicable, duly executed in blank, in each case pursuant to documents in form and substance satisfactory to the Required Lenders.

(c)    Collateral Access Agreements. The Borrower and each other Loan Party shall be under an ongoing obligation to use commercially reasonable efforts obtain a Collateral Access Agreement from (i) Integrated Commercialization Solutions, LLC, (ii) Sharp Packaging Solutions, and (iii) each other lessor of each leased property and bailee other than APIL in possession of any Collateral with respect to each location where any Collateral with a fair market value in excess of $500,000 is stored or located at such location, which Collateral Access Agreement shall be in form and substance reasonably satisfactory to the Required Lenders and the Agent.

(d)    Intellectual Property. Without limiting the requirements of the Collateral Documents, in the event that any Loan Party shall acquire, develop, or otherwise obtain, register or seek to register any Patent, Copyright, Trademark, or other Intellectual Property with any United States Governmental Authority, or obtain, register or seek to register any application for, or license in respect of, any of the foregoing, the Borrower shall notify the Agent and the Lenders, in the case of an application to register a Copyright, within fifteen Business Days thereof, and in the case of any other application seeking to register or apply for Intellectual Property, on a quarterly basis concurrently with the delivery of the reports required under Section 6.1.2, and shall promptly thereafter execute and deliver to the Agent, for its benefit and the benefit of the Lenders, such Intellectual Property security agreements, other Collateral Documents or other documents as the Agent and the Required Lenders may request in order to secure and perfect the security interest in respect of such Intellectual Property.

(e)    Registered Intellectual Property. The Borrower shall (i) take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are necessary to preserve and maintain the Registered Intellectual Property, including payment of applicable maintenance fees or annuities, and (ii) prosecute any corrections, substitutions, reissues, reviews and reexaminations of issued Patents included in the Registered Intellectual Property, except where the failure to take any such action or the failure to prosecute would not reasonably be expected to have a Material Adverse Effect.

(f)    After Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the date hereof of any fee interest in any real property (wherever located) (each such interest being a “New Facility”) with a Current Value (as defined below) in excess of $500,000, immediately so notify the Agent and the Lenders in writing, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (for purposes hereof, the “Current Value”). The Required Lenders shall notify such Loan Party whether they intend to require a Mortgage (and any other real property deliverables) with respect to such New Facility. Upon receipt of a notice requesting a Mortgage (or any other real property deliverables), the Person that has acquired such New Facility shall within 30 days furnish the same to the Agent and the Required Lenders, in a form reasonably satisfactory to the Required Lenders. The Borrower shall pay all fees and expenses, including reasonable and documented attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 6.8(f).

6.9    Compliance with Health Care Laws.

(a)    Without limiting or qualifying Section 6.4 or any other provision of this Agreement, each Loan Party will comply, and will cause each other Loan Party to comply, in all material respects with all applicable Health Care Laws relating to the operation of such Person’s business, except where failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b)    Each Loan Party will maintain, and will cause each other Loan Party to maintain, all records required to be maintained by any Governmental Authority or otherwise under the Health Care Law.

(c)    Each Loan Party will, and will cause each other Loan Party to:

(i)    Keep in full force and effect all Governmental Approvals required to operate such Person’s business under applicable Health Care Laws (including, without limitation, the FDA Authorization) and maintain any other qualifications necessary to conduct, arrange for, administer, provide services in connection with or receive payment for, any clinical research services, except to the extent such failure to keep in full force and effect or maintain would not reasonably be expected to have a Material Adverse Effect.

(ii)    Promptly furnish or cause to be furnished to the Agent and the Lenders, with respect to matters that would reasonably be expected to have a Material Adverse Effect, (w) copies of all material reports of investigational/inspectional observations issued to and received by the Loan Parties or any of their Subsidiaries, and issued by any Governmental Authority relating to such Person’s business, (x) copies of all material establishment investigation/inspection reports (including, but not limited to, FDA Form 483s) issued to and received by Loan Parties or any of their Subsidiaries and issued by any Governmental Authority, (y) copies of all material warning letters, untitled letters, similar enforcement letters, as well as other material documents received by Loan Parties or any of their Subsidiaries from the FDA, CMS, DEA, or any other Governmental Authority relating to or arising out of the conduct applicable to the business of the Loan Parties or any of their Subsidiaries that asserts past or ongoing non-compliance with any Health Care Law, the FD&C Act, the PHSA, or any other applicable foreign, federal, state or local law or regulation of similar import and (z) notice of any material investigation or material audit or similar proceeding by the FDA, DEA, CMS, or any other Governmental Authority.

(iii)    Promptly furnish or cause to be furnished to the Agent and the Lenders, with respect to matters that would reasonably be expected to have a Material Adverse Effect, (in such form as may be reasonably required by Agent and the Required Lenders) copies of all non-privileged, reports, correspondence, pleadings and other communications relating to any matter that could lead to the loss, revocation or suspension (or threatened loss, revocation or suspension) of any material Governmental Approvals or of any material qualification of any Loan Party or Subsidiary, provided, that any internal reports to a Person’s compliance “hot line” which are promptly investigated and determined to be without merit need not be reported.

(iv)    Promptly furnish or cause to be furnished to the Agent and the Lenders notice of all fines or penalties in an amount exceeding $250,000 individually or in the aggregate imposed by any Governmental Authority under any Health Care Law against any Loan Party or any of its Subsidiaries.

(v)    Promptly furnish or cause to be furnished to the Agent and the Lenders notice of all material allegations by any Governmental Authority (or any agent thereof) of fraudulent activities of any Loan Party or any of its Subsidiaries in relation to the provision of clinical research or related services.

Notwithstanding anything to the contrary in any Loan Document, no Loan Party or any of its Subsidiaries shall be required to furnish to Agent or any Lender patient-related or other information, the disclosure of which to Agent or such Lender is prohibited by any applicable law.

6.10    Conference Calls. After delivery of the financial statements pursuant to Sections 6.1.1 and 6.1.2, at the request of the Agent or any Lender, cause the chief financial officer of the Borrower to participate in conference calls with the Agent and the Lenders to discuss, among other things, the financial condition of the Loan Parties and any financial or earnings reports.

6.11    Hurdle Notices. As promptly as practicable, and in any event within 15 Business Days after the satisfaction of any Hurdle, the Borrower shall deliver to Agent and the Lenders the applicable Hurdle Notice.

6.12    Payment of Debt. Except as otherwise prescribed in the Loan Documents, each Loan Party shall pay, discharge or otherwise satisfy when due and payable (subject to applicable grace periods and, in the case of trade payables, to ordinary course of payment practices) all of its obligations and liabilities, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and appropriate reserves shall have been made in accordance with GAAP consistently applied.

6.13    Irish Financial Assistance. The Irish Guarantor shall comply in all respects with Section 82 of the Irish Companies Act and any equivalent legislation in other jurisdictions including in relation to the execution of the Loan Documents and payment of amounts due under this Agreement.

6.14    Post-Closing Obligations.

(a)    Use commercially reasonable efforts for 30 Business Days following the date of service of such notice to obtain an acknowledgement of a notice of assignment of each bank account held by the Irish Guarantor from the deposit bank holding such bank account pursuant to the Irish Security Agreement.

(b)    Deliver to the Agent and the Lenders, within 30 days after the Closing Date (or such later date as the Required Lenders may approve in their sole discretion), in form and substance satisfactory to the Required Lenders and the Agent (and, as applicable, duly executed by all Persons named as parties thereto) a Control Agreement for the Liquidity Accounts and each other deposit account and securities account maintained by any Loan Party (other than Excluded Accounts).

(c)    Deliver to the Agent, within 30 days after the Closing Date (or such later date as the Required Lenders may approve in their sole discretion), the original stock or other equity certificates representing the Capital Stock of Baudax Bio N.A. LLC and the Irish Guarantor pledged under the Collateral Documents, together with undated transfer powers in blank.

(d)    Deliver to the Agent, within 15 days after the Closing Date (or such later date as the Required Lenders may approve in their sole discretion), the insurance endorsements required by Section 6.3(b).

Section 7.    Negative Covenants. Until the Obligations are Paid in Full, the Borrower agrees that, unless at any time the Required Lender shall otherwise expressly consent in writing (such consent to be able to be withheld in the Required Lenders’ sole discretion), it will:

7.1    Debt. Not, and not suffer or permit any Loan Party or any other Subsidiary, to, create, incur, assume or suffer to exist any Debt, except:

(a)    Obligations under this Agreement and the other Loan Documents;

(b)    Debt in respect of Finance Leases and purchase money Debt, in each case incurred in the ordinary course of business for the purpose of financing all or any part of the cost of acquiring, repair, construction or improvement of fixed or capital assets; provided that (i) the aggregate principal amount of all such Debt at any time outstanding shall not exceed (A) $200,000 or (B) if the Borrower shall have borrowed Loans in the principal amount of $20,000,000 or more, then $1,000,000, and (ii) the principal amount of such Debt does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Debt (each measured at the time of such acquisition, repair, improvement or construction is made;

(c)    Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within two Business Days of notice to the Borrower or the relevant Subsidiary of its incurrence;

(d)    PPP Indebtedness;

(e)    Debt of Loan Parties consisting of unpaid insurance premiums (not in excess of one year’s premiums) owing to insurance companies and insurance brokers incurred in connection with financing of insurance premiums in the ordinary course of business;

(f)    Debt in respect of netting services, overdraft protections and other like services, in the ordinary course of business;

(g)    Unsecured intercompany Debt among any of the Loan Parties permitted under Section 7.10; and

(h)    other unsecured Debt in an aggregate principal amount not to exceed $100,000 at any time outstanding.

7.2    Liens. Not, and not suffer or permit any Loan Party or any other Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)    Liens arising under the Loan Documents;

(b)    Liens for Taxes or other governmental charges not at the time delinquent or thereafter payable without penalty, or being diligently contested in good faith by appropriate proceedings and for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed, provided that such Lien shall have no effect on the priority of the Liens in favor of the Agent;

(c)    (i) Liens of carriers, warehousemen, mechanics, customs brokers, landlords and materialmen and other similar Liens imposed by law so long as such Liens attach only to inventory securing liabilities in an aggregate amount not to exceed (A) $500,000 or (B) if the Borrower shall have borrowed Loans in the principal amount of $20,000,000 or more, then $1,000,000, which are not at the time delinquent or thereafter payable without penalty, or which are being diligently contested in good faith by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto and (ii) Liens consisting of pledges or deposits incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP;

(d)    Liens existing as of the Closing Date and described in Schedule 7.2 of the Disclosure Letter;

(e)    Liens securing Debt permitted by Section 7.1(b); provided, however, that any such Lien (i) attaches only to the property being leased or financed and any accessions thereto and proceeds thereof and (ii) attaches to such property within 20 days of the acquisition thereof and attaches solely to the property so acquired and any accessions thereto and proceeds thereof;

(f)    attachments, appeal bonds, judgments and other similar Liens in connection with judgments the existence of which do not constitute an Event of Default;

(g)    easements, encroachments, rights of way, leases, subleases, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(h)    any interest or title of a lessor or sublessor under any lease (other than a Finance Lease) or of a licensor or sublicensor under any license, in each case permitted by this Agreement;

(i)    leases, licenses, subleases or sublicenses (other than of Intellectual Property) granted to third parties in the ordinary course of business which do not interfere in any material respect with, or materially detract from the value of, the business of the Borrower and its Subsidiaries, taken as a whole, and if such leases, licenses, subleases or sublicenses do not prohibit granting the Agent a Lien therein;

(j)    Liens arising from precautionary uniform commercial code financing statements filed under any lease (other than a Finance Lease) permitted by this Agreement;

(k)    bankers’ liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses; and

(l)    the replacement, extension or renewal of any Lien permitted by clause (d) above upon or in the same property subject thereto arising out of the Refinancing of the Debt secured thereby.

Notwithstanding anything in the foregoing to the contrary, neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any Lien upon any property or assets constituting Meloxicam IV/IM Assets and Liabilities (other than (i) the reversion right of APIL pursuant to the Meloxicam Acquisition Agreement to the Assigned Reversion IP Assets (as defined in Exhibit E to the Meloxicam Acquisition Agreement), and (ii) any Lien created pursuant to any Loan Document).

7.3    Restricted Payments. Not, and not suffer or permit any Loan Party or any other Subsidiary to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Capital Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Capital Stock now or hereafter outstanding (including the Capital Stock that comprises any Investment in a joint venture in which a Subsidiary is a stockholder or partner) or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Debt that is subordinated by its terms to the payment of the Obligations (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”), except:

(a)    any Loan Party may purchase, redeem or acquire for value any Capital Stock or Stock Equivalents issued by any Loan Party that is a Subsidiary; and

(b)    each Loan Party may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Loan Party.

For the avoidance of doubt, Investments permitted by Section 7.10 shall not constitute Restricted Payments.

7.4    Mergers; Consolidations; Asset Sales.

(a)    Not, and not suffer or permit any Loan Party or any other Subsidiary to (i) enter into any Acquisition other than any Permitted Acquisition, or (ii) to be a party to any merger, consolidation or amalgamation, except for any such merger or consolidation of any Loan Party into another Loan Party or any winding up of a Loan Party of Subsidiary so long as the assets of such wound up Loan Party or Subsidiary are transferred to another Loan Party; provided that if the Borrower is party to such merger or consolidation, then the Borrower is the surviving entity of such merger or consolidation and no Event of Default shall be in existence immediately prior or immediately after giving effect thereto.

(b)    Not, and not suffer or permit any Loan Party or any other Subsidiary to, sell, transfer, dispose of, convey, lease or license any of its assets (including Intellectual Property) or the Capital Stock of any Loan Party or any other Subsidiary, or sell or assign with or without recourse any receivables (any such transaction, a “Disposition”), except:

(i)    Dispositions of inventory, or obsolete or worn-out equipment no longer used or useful in the conduct of business of any Loan Party and its Subsidiaries, in each case in the ordinary course of business;

(ii)    Dispositions made by any Loan Party or any Subsidiary to a Loan Party;

(iii)    other Dispositions not to exceed $500,000 in the aggregate during any Fiscal Year; provided, however, such Dispositions shall not include real property, any Meloxicam IV/IM Assets and Liabilities or Intellectual Property (including exclusive licenses thereof), in each case so long as (A) at the time of such Disposition no Event of Default shall exist or result therefrom, (B) 100% of the aggregate sales price for such Disposition is paid in cash, (C) such Disposition is made in an arms-length transaction for fair market value, as supported by back-up documentation reasonably acceptable to Agent and Lender and (D) for clarity, the proceeds of each such Disposition are remitted to Agent, for the benefit of the Lenders, as a prepayment of the Loans to the extent required under Section 2.4.2;

(iv)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property so long as the Net Casualty Proceeds of such condemnation, seizure or taking are remitted to Agent, for the benefit of the Lenders, as a prepayment of the Loans to the extent required under Section 2.4.2;

(v)    (A) leases, licenses, subleases and sublicenses (other than relating to Intellectual Property) entered into in the ordinary course of business and not interfering with the business of the Borrower and its Subsidiaries, (b) non-exclusive leases, licenses, subleases and sublicenses of Intellectual Property entered into in the ordinary course of business and not interfering with the business of the Borrower and its Subsidiaries, and (c) leases, licenses, subleases and sublicenses of Intellectual Property entered into in the ordinary course of business and not interfering with the business of the Borrower and its Subsidiaries, which may grant exclusivity to the licensee solely as to territories outside the United States and its territories;

(vi)    dispositions in the ordinary course of business, consisting of the abandonment of Intellectual Property which, in the reasonable good faith determination of the Loan Parties, are not material to the conduct of the business of the Loan Parties;

(vii)    Liens expressly permitted under Section 7.2 and transactions expressly permitted by Section 7.4(a) or 7.10; and

(viii)    exchanges of existing equipment for new equipment that is substantially similar to the equipment being exchanged and that has a value equal to or greater than the equipment being exchanged.

7.5    Modification of Organizational Documents and Key Agreements. Not, and not permit any Loan Party or any other Subsidiary to:

(a)    Waive, amend or modify, and not suffer or permit any waiver, amendment or modification of, any term of the charter, limited liability company agreement, partnership agreement, articles of incorporation, constitution, by-laws or other organizational documents of the Borrower or any other Loan Party or any Subsidiary, in each case except for those amendments and modifications that do not adversely affect the interests of the Agent or any Lender under the Investment Documents or in the Collateral. Notwithstanding the foregoing, each Loan Party may change its name, provided that such Loan Party (i) gives at least 10 days’ prior written notice thereof to the Agent and the Lenders and (ii) concurrently with the effectiveness of such name change, delivers to the Agent and the Required Lenders for filing properly completed uniform commercial code financing statements for the filing thereof reflecting the new name and any other filings and documents required by law or the Investment Documents to provide the Agent with a continuing, perfected first priority Lien (subject only to Permitted Liens) in the Collateral of such Loan Party.

(b)    Amend, supplement, waive or otherwise modify, or enter into any forbearance from exercising any rights with respect to, any Key Agreement (in each case, as in effect as of the Closing Date) or any document or other agreement entered into in connection therewith, in each case, in a manner adverse to the Agent or any Lender.

(c)    (i) Terminate or agree to the termination of any Key Agreement for any reason, (ii) fail to enforce any of its rights under any Key Agreement, or (iii) agree to any assignment or transfer of any Key Agreement, or any rights or obligations thereunder, by any party thereto.

7.6    Use of Proceeds. Not use the proceeds of the Loan (a) for any purposes other than as expressly provided in Section 2.1.2; (b) directly or indirectly, or lend, contribute or otherwise make available such proceeds of any Loan to any Person or to fund any activities of or business with any Person, that, at the time of such funding, is designated as an SDN or owned 50% or more, directly or indirectly, individually or in the aggregate, or controlled, by one or more SDNs and which would result in a violation of applicable Sanctions Laws, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Agent, or otherwise) of any applicable Sanction Laws; or (c) directly or indirectly, for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions to the extent applicable to the Borrower and its Subsidiaries.

7.7    Transactions with Affiliates. Not, and not suffer or permit any Loan Party or any other Subsidiary to, enter into any transaction or arrangement with any Affiliate of any such Loan Party or of any such Subsidiary or with any employee, manager, officer or director of such Person on other than an arm’s-length basis, except (i) payments and other transactions expressly permitted pursuant to Section 7.3, (ii) reasonable compensation and indemnities to, benefits for, reimbursement of expenses of, and employment arrangements with, officers, employees and directors in the ordinary course of business, (iii) transactions among Loan Parties and (iv) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.7 of the Disclosure Letter.

7.8    Inconsistent Agreements. Not, and not permit any other Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrower hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Investment Document, (b) prohibit any Loan Party from granting to Agent and the Lenders a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Loan Party to (i) pay dividends or make other distributions to the Borrower or any other Loan Party, or pay any Debt owed to any other Loan Party, (ii) make loans or advances to any other Loan Party or (iii) transfer any of its assets or properties to any other Loan Party, other than, in the cases of clauses (b) and (c), (A) restrictions or conditions imposed by any agreement relating to purchase money Debt and Finance Leases, in each case, permitted by this Agreement, if such restrictions or conditions apply only to the property or assets securing such Debt or the property financed or leased, (B) customary provisions in leases and other contracts restricting the assignment thereof, and (C) those arising under any Investment Document.

7.9    Business Activities. Not, and not suffer or permit any Loan Party to engage in any line of business other than the businesses engaged in by each Loan Party on the Closing Date or reasonably similar or related businesses (or incidental or ancillary thereto).

7.10    Investments. Not, and not suffer or permit any Loan Party or any other Subsidiary to, make or permit to exist, any Investment in any other Person, except the following:

(a)    Cash Equivalent Investments;

(b)    bank deposits in the ordinary course of business;

(c)    Investments existing as of the Closing Date and listed on Schedule 7.10 of the Disclosure Letter;

(d)    any purchase or other acquisition by any Loan Party of the assets or Equity Interests of any other Loan Party;

(e)    any advance made in the ordinary course of business by delivery of goods to trade counterparties in conjunction with wholesale arrangements entered into by any Loan Party;

(f)    transactions among Loan Parties permitted by Section 7.4;

(g)    advances given to employees and directors in the ordinary course of business not to exceed $150,000 in the aggregate outstanding at any time;

(h)    lease, utility and other similar deposits made in the ordinary course of business and trade credit extended in the ordinary course of business;

(i)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(j)    non-exclusive licensing of technology, sublicensing transactions and exclusive licensing for rights to certain specific geographic locations outside the United States related to the development of technology or the providing of technical support, in each case, in connection with Permitted Acquisitions or other collaborations or strategic alliances (that do not, for the avoidance of doubt, in any case include the ownership by any Loan Party of Capital Stock in a joint venture or other Person); and

(k)    other Investments not exceeding $200,000 in the aggregate at any one time outstanding; provided, that, no Investment otherwise permitted by this clause (i) shall be permitted to be made if any Event of Default has occurred and is continuing or would result therefrom.

7.11    Fiscal Year. Not, and not suffer or permit any other Loan Party to, change its Fiscal Year without the prior written consent of the Required Lenders or, at the direction of the Required Lenders, Agent.

7.12    Deposit Accounts and Securities Accounts. Not, and not suffer or permit any Loan Party to, maintain or establish any deposit account or securities account other than the deposit accounts and securities accounts set forth in Schedule 7.12 of the Disclosure Letter without prior written notice to the Agent and the Lenders and unless the Agent, the Borrower or such other applicable Loan Party and the bank or securities intermediary at which such deposit account or securities account, as applicable, is to be opened or maintained enter into a Control Agreement regarding such deposit account or securities account, as applicable, on terms reasonably satisfactory to the Required Lender and the Agent; provided, however, that no Control Agreement will be required in the case of an Excluded Account.

7.13    Sale-Leasebacks. Not, and not suffer or permit any Loan Party or any other Subsidiary to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

7.14    Hazardous Substances. Not, and not suffer or permit any other Loan Party or any of its Subsidiaries to, cause or suffer to exist any release of any Hazardous Substances at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Loan Party or any of its Subsidiaries that would violate any Environmental Law, form the basis for any Environmental Claims or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Loan Party), other than such violations, Environmental Claims and effects that would not, in the aggregate, be reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, under no circumstances will any Loan Party cause or suffer to exist any disposal of any Hazardous Substances at, on, under or in any real property owned, leased, subleased, or otherwise operated or occupied by any Loan Party.

7.15    Regulatory Matters. To the extent that any of the following would reasonably be expected to result in a Material Adverse Effect, not, and not permit any other Loan Party or any Subsidiary to, (i) make, and use commercially reasonable efforts to not permit any officer, employee or agent of any Loan Party to make, any untrue statement of material fact or fraudulent statement to the FDA or any Governmental Authority; fail to disclose a material fact required to be disclosed to the FDA or any Governmental Authority; or commit a material act, make a material statement, or fail to make a statement that could otherwise reasonably be expected to provide the basis for any Governmental Authority to undertake any enforcement action against such Loan Party, (ii) conduct any human clinical research that is in violation of FDA’s Good Clinical Practice (GCP) requirements or other Applicable Laws and FDA guidance relating to the protection of human subjects, (iii) introduce into commercial distribution any Products which are, upon their shipment, adulterated or misbranded as those terms are defined by the FD&C Act, or otherwise in violation of 21 U.S.C. § 331, (iv) commit a material act, make a material statement, or fail to make a statement in breach of the FD&C Act or that could otherwise reasonably be expected to provide the basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991), or (v) otherwise incur any material liability (whether actual or contingent) for failure to comply with Health Care Laws.

7.16    Subsidiaries, Partnerships and Joint Ventures. Not, and not permit any other Loan Party or Subsidiary to, establish or acquire any Subsidiary, other than the Subsidiaries existing on the Closing Date, or enter into any partnership or joint venture.

7.17    Financial Covenants.

7.17.1    Liquidity Accounts. Not suffer or permit the aggregate amount of cash in the Liquidity Accounts to be less than Minimum Liquidity Amount (as may be adjusted pursuant to Section 7.17.2) at any time (but in no event less than $5,000,000 at any time).

7.17.2    EBITDA. Not permit EBITDA for the Fiscal Quarter ending September 30, 2021 and each Fiscal Quarter thereafter to be less than (x) $1,500,000, if the principal amount of the Loans borrowed on or prior to such date equals or exceeds $20,000,000 as of the last day of such Fiscal Quarter, or (y) $2,500,000, if the principal amount of the Loans borrowed on or prior to such date equals or exceeds $50,000,000 as of the last day of such Fiscal Quarter (such $1,500,000 or $2,500,000 amounts, the “Minimum EBITDA Amount”); provided that in the event Borrower shall at any time fail to be in compliance with clauses (x) and (y) of this Section 7.17.2, as applicable (such failure, an “EBITDA Covenant Default”), then Borrower shall have the right to cure the EBITDA Covenant Default on the following terms and conditions:

(a)    Borrower shall deliver to the Agent and the Lenders, within five (5) Business Days following the occurrence of such EBITDA Covenant Default, written notice of its intent to raise additional equity to cure such EBITDA Covenant Default (a “Cure Notice”).

(b)    If Borrower delivers a Cure Notice, Borrower shall have a period of not more than 105 days from the last day of the Fiscal Quarter for which the EBITDA Covenant Default shall have occurred (the “Cure Period”) to cause the aggregate amount of cash in the Liquidity Accounts to be an amount (the “Minimum Liquidity Amount”) not less than $10,000,000; provided, however, that the Required Lenders may alternatively agree in their sole discretion that the Minimum Liquidity Amount shall be an amount equal to the lesser of (1) solely if the principal amount of the Loans borrowed on or prior to such date is less than $30,000,000 at such time, $10,000,000, and (2) the Minimum Liquidity Amount for the Fiscal Quarter prior to the Fiscal Quarter for which the EBITDA Covenant Default shall have occurred plus the positive amount (if any) that the applicable Minimum EBITDA Amount for such Fiscal Quarter for which the EBITDA Covenant Default shall have occurred exceeds the EBITDA for such Fiscal Quarter, or minus the positive amount (if any) that the EBITDA for such Fiscal Quarter exceeds the applicable Minimum EBITDA Amount for such Fiscal Quarter. The Minimum Liquidity Amount for the Fiscal Quarter ending September 30, 2021 shall be $5,000,000, and the Minimum Liquidity Amount for each subsequent Fiscal Quarter shall be adjusted and determined pursuant to this paragraph (b), but in no event shall the Minimum Liquidity Amount be less than $5,000,000 at any time. Notwithstanding the foregoing, if Borrower shall (I) have caused the Minimum Liquidity Amount for such Fiscal Quarter (as determined in accordance with this paragraph) to be deposited in the Liquidity Accounts within the Cure Period, then the EBITDA Covenant Default shall be deemed retroactively cured with the same effect as though there had been no failure to comply with the EBITDA Covenant Default or (II) fail to cause the Minimum Liquidity Amount for such Fiscal Quarter (as determined in accordance with this paragraph) to be deposited in the Liquidity Accounts within the Cure Period, then an Event of Default shall immediately be deemed to have occurred based on such EBITDA Covenant Default (retroactively to the date of the occurrence of the applicable EBITDA Covenant Default).

7.18    Subordinated Debt. Not (a) make or permit any payment on any Subordinated Debt or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations.

7.19    Benefit Plan and Employment Matters. Not, and not permit any other Loan Party to, sponsor, maintain, contribute to, be required to contribute to or have any liability with respect to any Benefit Plan.

7.20    Truth of Statements. Not, and not permit any other Loan Party to, furnish to Agent or any Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

Section 8.    Events of Default; Remedies.

8.1    Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

8.1.1    Payment Default. (a) Any default shall occur in the payment when due of the principal of any Loan (b) any default shall occur in the payment when due of the interest of any Loan not cured within three Business Days, or (c) any default shall occur in the payment of any other Obligations not cured within five Business Days after such Obligations are due and payable (which three Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration in accordance with the terms of this Agreement).

8.1.2    No Default Under Other Debt; Key Agreements.

(a)    Any default shall occur under the terms applicable to any Debt (other than the Obligations) of any Loan Party or any of its Subsidiaries having an aggregate principal amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $750,000 and such default shall result in the acceleration of the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require the Borrower, any other Loan Party or any of their Subsidiaries to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its scheduled maturity.

(b)    Any breach or non-performance of, or any default under, any agreement between the Borrower or any of its Subsidiaries and any creditor of the Borrower or any of its Subsidiaries that executed a subordination, intercreditor or similar agreement (including, without limitation, a Subordination Agreement) with the Agent or any Lender, or any creditor that has executed such an agreement with the Agent or any Lender breaches any terms of such agreement.

(c)    Any breach or non-performance of, or any default under, any agreement, indenture, instrument or other document of any Loan Party or any of its Subsidiaries shall have occurred which has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d)    Any material default or material breach by any Loan Party or any of its Subsidiaries shall have occurred under any of the Key Agreements, which material default or material breach is not cured within any express grace period therein provided, or any of the Key Agreements is terminated for any reason, other than any expiration of such Key Agreement in accordance with its own terms, or any event occurs that would permit any other Person party to any Key Agreement to have any termination right thereunder.

8.1.3    Bankruptcy; Insolvency. (i) Any Loan Party or any of its Subsidiaries becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; (ii) any Loan Party or any of its Subsidiaries commences any case, proceeding or other action, or passes any resolution or takes any other step (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, examinership, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, examinership, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) for the appointment of a receiver, trustee, liquidator, examiner, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (iii) there shall be commenced against or in respect of any Loan Party or any of its Subsidiaries any case, proceeding or other action, or any other step is taken of a nature referred to in clause (ii) above and (aa) it results in such appointment or the entry of an order for relief or any such adjudication or appointment or (bb) remains undismissed or undischarged for a period of 60 days; (iv) there shall be commenced against any Loan Party or any of its Subsidiaries any case, proceeding or other action or any other step is taken for attachment, execution, distraint or similar process against all or any substantial part of its assets and in the case of a Loan Party other than the Irish Guarantor it results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (v) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (ii), (iii) or (iv) above; or (vi) any Loan Party or any of its Subsidiaries shall make a general assignment for the benefit of its creditors.

8.1.4    Non-Compliance with Investment Documents. (a) Failure by the Borrower to comply with or to perform any covenant set forth in Sections 6.1, 6.5, 6.8, 6.9, 6.14 and 7; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Investment Document applicable to it (and not constituting an Event of Default under any other provision of this Section 8), and continuance of such failure described in this clause (b) for 10 days after the earlier of: (i) the date any Loan Party knew of such failure or (ii) the date of the receipt by any Loan Party of written notice thereof from Agent or any Lender;

8.1.5    Representations; Warranties. Any representation or warranty made by or in respect of any Loan Party herein or any other Investment Document is breached or is false or misleading in any material respect (without duplication of any materiality qualifier contained therein), or any schedule, certificate, financial statement, report, notice or other writing furnished by or on behalf of any Loan Party to the Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

8.1.6    Judgments.

(a)    One or more judgments, orders or decrees for the payment of money aggregating individually or in the aggregate in excess of $500,000 shall be rendered against any Loan Party or any of its Subsidiaries and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 10 days after entry or filing of such judgments, or shall not have been discharged within 10 days after the expiration of such stay; provided, however, that any judgment which is covered by insurance shall not be included in calculating the $500,000 amount set forth above so long as the Borrower provides the Lenders and the Agent a written statement from such insurer (which written statement shall be reasonably satisfactory to the Required Lenders) to the effect that such judgment is covered by insurance and that the Borrower will receive the proceeds of such insurance within 60 days of the issuance of such judgment; or

(b)    One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Loan Parties or any of their respective Subsidiaries which has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

8.1.7    Attachment; Levy; Restraint on Business.

(a)    Any portion of the Borrower’s or any of its Subsidiary’s assets having a fair market value in excess of $500,000 is attached, seized, levied on, or comes into possession of a trustee or receiver; or

(b)    any court order enjoins, restrains or prevents the Borrower of any of its Subsidiaries from conducting any part of its business.

8.1.8    Invalidity of Collateral Documents. Any Collateral Document shall cease to be in full force and effect; or any Loan Party shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

8.1.9    Lien Priority. Any Lien created under or by any Collateral Document shall at any time fail to constitute a valid and perfected Lien on the Collateral purported to be secured thereby, subject to no prior or equal Lien.

8.1.10    Governmental Approvals. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has or would reasonably be expected to have a Material Adverse Effect.

8.1.11    Invalidity of Subordination Provisions. Any subordination provision in any document or instrument governing Debt that is intended to be subordinated to the Obligations or any subordination provision in any subordination agreement (including, without limitation, the Subordination Agreement) that relates to any such Debt, or any subordination provision in any guaranty by any Loan Party of any such Debt, shall cease to be in full force and effect, or any Person (including the holder of any applicable Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

8.1.12    Change of Control. A Change of Control shall occur.

8.1.13    Material Adverse Change. Any event or development occurs that has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.1.14    Meloxicam Agreements. (a) a Reversion Event under and as defined in either the Meloxicam Acquisition Agreement or Meloxicam Transfer Agreement shall exist or occur, or (b) APIL or any of its Affiliates (i) alleges or claims that a Reversion Event under and as defined in either the Meloxicam Acquisition Agreement or Meloxicam Transfer Agreement

exists or has occurred or (ii) delivers to the Borrower or its Subsidiaries a Reversion Notice under and as defined in either the Meloxicam Acquisition Agreement or Meloxicam Transfer Agreement.

8.1.15    Benefit Plan Liability. The incurrence of any liability under a Benefit Plan in excess of $500,000.

8.1.16    Key Person Event. A Key Person Event shall occur.

8.2    Remedies. If any Event of Default described in Section 8.1.3 shall occur, the Obligations, including the Make-Whole Amount and the Prepayment Premium Amount, as applicable, shall become immediately due and payable and all outstanding Commitments shall terminate, all without presentment, demand, protest, notice or further action of any kind; and, if any other Event of Default shall occur and be continuing, the Agent may, and upon the written request of the Required Lenders shall, declare all or any part of the Loans and other Obligations, including without limitation the Make-Whole Amount and the Prepayment Premium Amount, to be due and payable or all or any part of the Commitments then outstanding to be terminated, whereupon the Loans and other Obligations shall become immediately due and payable (in whole or in part, as applicable), and such Commitments shall immediately terminate (in whole or in part, as applicable), all without presentment, demand, protest, notice or action of any kind; and the Agent may, and upon the written request of the Required Lenders, shall exercise any or all of its rights, remedies, powers or discretions under the Loan Documents. Any cash collateral delivered hereunder shall be applied by the Agent (at the direction of the Required Lenders) to any remaining Obligations and any excess remaining after the Obligations shall have been Paid in Full shall be delivered to the Borrower or as a court of competent jurisdiction may elect. Upon the declaration of the Obligations to be, or the Obligations becoming, due and payable pursuant to this Section 8.2 all such Obligations shall bear interest at the Default Rate.

8.3    Application of Funds. After the exercise of remedies provided for in Section 8.2 or if at any time insufficient funds are received by and available to the Agent to pay fully all Obligations then due hereunder, any amounts received on account of the Obligations shall be applied by the Agent in the following order:

8.4    Application of Funds.

First, to payment of that portion of the Obligations constituting fees, indemnities, costs, expenses and other amounts payable to the Agent or its Related Parties arising under the Loan Documents;

Second, to payment of that portion of the Obligations constituting fees, indemnities costs, expenses and other amounts (other than principal and interest) payable to the Lenders arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this Second clause payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this Third clause payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this Fourth clause held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Section 9.    The Agent.

9.1    Appointment; Authorization. Each Lender hereby irrevocably appoints, designates and authorizes the Agent as administrative and collateral agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” or “security trustee” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duty or responsibility except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

9.2    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents or Delegates appointed by the Agent. The Agent and any such sub-agent or Delegate may perform any and all of its duties and exercise its rights and powers by or through its Affiliates, partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives, or the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of any of its Affiliates (collectively, the “Related Parties”). The exculpatory provisions of this Section 9 shall apply to any such sub-agent and Delegate and to the Related Parties of the Agent and any such sub-agent or Delegate. The Agent shall not be responsible for the negligence or misconduct of any sub-agents or Delegates except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents or Delegates.

9.3    Exculpatory Provisions.

(a)     The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent: (i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing; (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders; provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy, examinership, insolvency, debtor relief or creditor rights law; and (iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Agent or any of its Affiliates in any capacity.

(b)    The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent in writing by the Borrower or a Lender.

(c)    The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent, (vi) the determination or calculation of the Make-Whole Amount, the Prepayment Premium Amount or the Exit Fee, or (vii) for any failure of any Loan Party or any other party to any Loan Document to perform its Obligations hereunder or thereunder. The Agent shall not be under any obligation to the Lenders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or Affiliate of any Loan Party.

(d)    The Agent shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, the Collateral Documents, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing or any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral. The actions described in items (i) through (iii) shall be the sole responsibility of the Borrower.

(e)    The Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Loan Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; pandemics, riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(f)    The Agent shall not be (i) required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as such Agent or (ii) required to take any enforcement action against a Loan Party or any other obligor outside of the United States.

(g)    The Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Agreement and any other Loan Document to which Agent is a party, whether or not an original or a copy of such agreement has been provided to the Agent.

(h)    The Agent shall not be responsible for nor have any duty to monitor the performance or any action of the Loan Parties, the Lenders, or any of their directors, members, officers, agents, affiliates or employee, nor shall they have any liability in connection with the malfeasance or nonfeasance by such party; the Agent may assume performance by all such Persons of their respective obligations.

(i)    Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to any anti-terrorism law, including any programs involving any of the following items relating to or in connection with the Loan Parties or their respective Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (i) any identity verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under any anti-terrorism law.

(j)    Nothing in this Agreement shall require the Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers.

9.4    Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of Lenders, the Agent may presume that such condition is satisfactory to the Lenders unless the Agent shall have received notice to the contrary from such Lenders prior to the making of such Loan. The Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5    Successor Agent.

(a)    The Agent may resign as the Agent at any time upon 10 days’ prior notice to the Lenders and the Borrower. If the Agent resigns under this Agreement, the Required Lenders shall appoint a successor agent. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint a successor Agent on behalf of the Lenders after consulting with the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “the Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as the Agent shall be terminated. After the Agent’s resignation hereunder as the Agent, the provisions of this Section 9 and Sections 1.4, 3.1, 5.27, 10.4 and 10.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement. If no successor agent has accepted appointment as the Agent by the date which is 30 days following a retiring the Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Agent hereunder until such time as the Required Lenders shall appoint a successor agent as provided for above.

(b)    Any corporation or association into which the Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Agent is a party, will be and become the successor Agent under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

9.6    Non-Reliance on the Agent. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any of its Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any of its Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.7    Collateral Matters. Each Lender irrevocably authorizes the Agent, at the direction of the Required Lenders, to release any Lien granted to or held by the Agent under any Collateral Document (i) when all Obligations have been Paid in Full; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale or other disposition permitted hereunder (it being agreed and understood that the Agent may conclusively rely without further inquiry on a certificate of an officer of the Borrower as to the sale or other disposition of property being made in compliance with this Agreement); or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders. The Agent shall have the right, in accordance with the Collateral Documents and at the direction of the Required Lenders, to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and the Agent may, at the direction of the Required Lenders, purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and setoff the amount of such price against the Obligations.

9.8    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 1.4, 3.1, 5.27, 10.3 or 10.4 of this Agreement to be paid by it to the Agent (or any sub-agent or Delegate thereof) or any Related Party of the Agent (or any sub-agent or Delegate thereof), the Lenders hereby agree, jointly and severally, to pay to the Agent (or any such sub-agent or Delegate) or such Related Party of the Agent (or any sub-agent or Delegate thereof), as the case may be, such unpaid amount.

9.9    No Other Duties, Etc. The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents the Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Person shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders and, notwithstanding the instructions of the Required Lenders, the Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable law or exposes the Agent to any liability for which it is not entitled to satisfactory reimbursement and indemnification in accordance with the provisions of Sections 10.3 and 10.4.

9.10    Appointment of Agent as Security Trustee. For purposes of any Liens or Collateral created under the Irish Collateral Documents, in addition to and without limitation of the provisions set out in this Section 9 or otherwise hereunder.

(a)    In this Section 9, the following expressions have the following meanings:

(i)    “Appointee” shall mean any receiver, administrator, examiner, judicial manager or other insolvency officer appointed in respect of any Loan Party or its assets.

(ii)    “Charged Property” shall mean the assets of the Loan Parties subject to a security interest under any Irish Collateral Documents.

(iii)    “Delegate” shall mean any delegate, agent, attorney or co-trustee appointed by the Agent (in its capacity as security trustee).

(b)    The Lenders appoint the Agent to hold the security interests constituted by the Irish Collateral Documents on trust for the Lenders on the terms of the Loan Documents and the Agent accepts that appointment.

(c)    The Agent shall notify the Lenders of the appointment of each Appointee (other than a Delegate).

(d)    The Borrower shall pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including reasonable and documented legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment.

(e)    Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Agent (in its capacity as security trustee) under the Irish Collateral Documents, and each reference to the Agent (where the context requires that such reference is to the Agent in its capacity as security trustee) in the provisions of the Irish Collateral Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

(f)    Each Lender confirms its approval of the Irish Collateral Documents and authorizes and instructs the Agent: (i) to execute and deliver the Irish Collateral Documents; (ii) to exercise the rights, powers and discretions given to the Agent (in its capacity as security trustee) under or in connection with the Irish Collateral Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Agent (in its capacity as security trustee) on behalf of the Lenders under the Irish Collateral Documents.

(g)    The Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.

(h)    Each other Lender confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by an Irish Collateral Document and accordingly authorizes: (i) the Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Lenders; and (ii) the Land Registry or the Irish Property Registration Authority (or other relevant registry) to register the Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(i)    Every appointment of a successor Agent under an Irish Collateral Document shall be by deed.

(j)    Where there are any inconsistencies between the Trustee Acts 1888 to 1989 of Ireland and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail.

(k)    The rights, powers, authorities and discretions given to the Agent under or in connection with this Agreement and the Irish Collateral Documents shall be supplemental to the Trustee Acts 1888 to 1989 of Ireland and in addition to any which may be vested in the Agent by law or regulation or otherwise.

9.11    Survival. This Section 9 shall survive the termination of this Agreement, the repayment, satisfaction or discharge of all Obligations and the resignation, removal or replacement of the Agent.

Section 10.    Miscellaneous.

10.1    Waiver; Amendments.

(a) No delay on the part of the Agent or the Lenders in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. Subject to the provisions of Section 10.1(c) hereof, no amendment or waiver of, or supplement or other modification (which shall include any direction to the Agent pursuant) to, any Loan Document (other than the Agent Fee Letter, any Control Agreement, any Mortgage, or similar agreement or any landlord, bailee or mortgagee agreement) or any provision thereof, and no consent with respect to any departure by any Loan Party from any such Loan Documents, shall be effective unless the same shall be in writing and signed by the Agent, the Required Lenders, and the Borrower and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, supplement (including any additional Loan Document) or consent shall, unless in writing and signed by all the Lenders directly and adversely affected thereby (or by the Agent with the consent of all the Lenders directly and adversely affected thereby), but not the Required Lenders, and the Borrower, do any of the following:

(i)    increase or extend the Commitment of such Lender (or reinstate any Commitment terminated pursuant to Section 8.2 (it being understood that any amendment to or waiver of any condition precedent set forth in Section 4.1 or Section 4.2, any Default, any Event of Default, any mandatory prepayment of the Loans or any mandatory reduction of the Commitments shall not constitute an increase, extension or reinstatement of any Commitment of any Lender));

(ii)    postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest (other than default interest pursuant to Section 2.3.1(c)), fees or other amounts (other than principal) due to such Lenders hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 2.4 (other than scheduled installments under Section 2.4.1) may be postponed, delayed, reduced, waived or modified with the consent of the Required Lenders, and the waiver of any Default or Event of Default (other than pursuant to the failure to pay a scheduled installment under Section 2.4.1), or any mandatory reduction of any Commitments shall not constitute a postponement, delay, reduction or waiver of any scheduled installment of principal or any payment of interest, fees or other amounts);

(iii)    reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest margin shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document;

(iv)    (A) change or have the effect of changing the priority or pro rata treatment of any payments (including voluntary and mandatory prepayments), Liens, proceeds of Collateral or reductions in Commitments (including as a result in whole or in part of allowing the issuance or incurrence, pursuant to this Agreement or otherwise, of new loans or other Debt having any priority over any of the Obligations in respect of payments, Liens, Collateral or proceeds of Collateral, in exchange for any Obligations or otherwise), or (B) advance the date fixed for, or increase, any scheduled installment of principal due to any of the Lenders under any Loan Document;

(v)    change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(vi)    amend this Section 10.1 or the definition of Required Lenders or any provision expressly providing for consent or other action by all Lenders; or

(vii)    discharge any Loan Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

it being agreed that (X) all the Lenders shall be deemed to be directly and adversely affected by an amendment, waiver or supplement described in the preceding clauses (iv)(B), (v), (vi) or (vii) and (Y) notwithstanding the preceding clause (X), only those Lenders that have not been provided a reasonable opportunity to receive the most-favorable treatment under or in connection with the applicable amendment, waiver or supplement described in the preceding clause (iv) (other than the right to receive customary administrative agency, arranging, underwriting and other similar fees) that is provided to any other Person, including the opportunity to participate on a pro rata basis on the same terms in any new loans or other Debt permitted to be issued as a result of such amendment, waiver or supplement, shall be deemed to be directly and adversely affected by such amendment, waiver or supplement. Notwithstanding anything to the contrary contained herein and for the avoidance of doubt, (i) in the Required Lenders’ reasonable discretion, any written consent, amendment, or waiver contemplated by this Section 10.1 may include a consent, amendment or waiver made via electronic mail (which specifically states that it is a consent, amendment or waiver being made under this Section 10.1) with appropriate confirmations or agreements from the recipients or senders of such consent, amendment or waiver, as applicable, and (ii) any such amendment, consent, or waiver made via electronic mail in accordance with clause (i) of this sentence shall be deemed a “Loan Document” so long as identified and acknowledged and agreed to as such by the parties to such amendment, consent or waiver.

(b) No amendment, waiver or consent shall, unless in writing and signed by the Agent, in addition to the Required Lenders or all the Lenders directly affected thereby, as the case may be (or by the Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights, obligations, indemnities or duties of the Agent under this Agreement or any other Loan Document. No provision of Section 9 or other provision of this Agreement affecting the Agent in its capacity as such shall be amended, modified or waived without the consent of the Agent.

(c) The Agent Fee Letter, any Control Agreement, any Mortgage, or similar agreement or any landlord, bailee or mortgagee agreement may be amended as provided therein and if not provided therein, by each of the parties thereto.

10.2    Notices.

(a)    All notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Schedule 10.2 or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if received during the recipient’s normal business hours. Any party hereto may change its address or facsimile number or email address for notices and other communications hereunder by written notice to the other parties hereto.

(b)    To the extent there is more than one Lender, Borrower hereby acknowledges that (i) the Agent may make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on SyndTrak, Intralinks, Debtdomain or another similar electronic system (the “Platform”), (ii) the Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications, and (iii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders, or representatives thereof, that do not wish to receive material nonpublic information with respect to Borrower or its securities) (each, a “Public Lender”). Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, Borrower shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 10.7); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (z) the Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless Borrower notifies the Agent in writing promptly (after being given a reasonable opportunity to review such Borrower Materials) that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Loan Documents.

(c)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE

AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL AND NON-APPEALABLE RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

10.3    Costs; Expenses. The Borrower agrees to pay within 10 Business Days of receipt of a reasonably detailed invoice or at the time of the making of a Loan (a) all reasonable out-of-pocket and documented costs and expenses of the Agent and the Lenders (including diligence costs, consulting fees and Costs) in connection with the transactions contemplated by this Agreement and the other Investment Documents, including the preparation, execution, delivery and administration (including perfection and protection of Collateral subsequent to the Closing Date) of this Agreement, the other Investment Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any proposed or actual amendment, supplement or waiver to any Investment Document), (b) all out-of-pocket costs and expenses (including costs of experts and Costs) incurred by the Agent and the Lenders in connection with the custody or preservation of, or the sale of, collection from, or other realization upon, any Collateral and (c) all out-of-pocket costs and expenses (including Costs) incurred by the Agent and the Lenders in connection with the collection of the Obligations and enforcement of this Agreement, the other Investment Documents or any such other documents. All Obligations provided for in this Section 10.3 shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.

10.4    Indemnification by the Borrower. In consideration of the execution and delivery of this Agreement by the Agent and the Lenders and the agreement to extend the Commitments provided hereunder, the Borrower hereby agrees to indemnify, exonerate and hold the Agent, the Lenders and each of the officers, directors, employees, Affiliates, controlling persons, advisors and agents of the Agent and the Lenders (each, a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities (including, without limitation, strict liabilities), obligations, damages, penalties, judgments, fines, disbursements, expenses and costs, including Costs (collectively, the “Indemnified Liabilities”), incurred by the Lender Parties or asserted against any Lender Party by any Person (including in connection with any action, suit or proceeding brought by any Loan Party or any Lender Party) as a result of, or arising out of, or relating to: the execution, delivery, performance, administration or enforcement of this Agreement or any other Investment Document, the use of proceeds of the Loans, or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party, except to the extent any such Indemnified Liabilities result from the applicable Lender Party’s own gross negligence or willful misconduct, in each case as determined by a court of competent jurisdiction in a final, non-appealable determination. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under Applicable Law. All Obligations provided for in this Section 10.4 shall survive repayment of the Loan, cancellation of the Notes, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement. This Section 10.4 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.5    Marshaling; Payments Set Aside. Neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower or any other Loan Party makes a payment or payments to the Agent or any Lender, or the Agent or any Lender enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy, insolvency, examinerhip or similar proceeding, or otherwise, then (a) to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred and (b) each Lender severally agrees to pay to the Agent upon demand its ratable share of the total amount so recovered from or repaid by the Agent to the extent paid to such Lender. All Obligations provided for in this Section 10.5 shall survive repayment of the Loan, cancellation of the Notes, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

10.6    Nonliability of the Lenders. The relationship between the Borrower on the one hand and the Lenders on the other hand shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibility to the Borrower or any other Loan Party. Neither the Agent nor any Lender undertakes any responsibility to the Borrower or any other Loan Party to review or inform (including payment of all outstanding principal) the Borrower or any other Loan Party of any matter in connection with any phase of the Borrower’s or any other Loan Party’s business or operations. Execution of this Agreement by the Borrower constitutes a full, complete and irrevocable release of any and all claims which the Borrower may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Investment Documents. None of the Borrower, the Agent or any Lender shall have any liability with respect to, and the Borrower, the Agent and each Lender each hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages or liabilities.

10.7    Confidentiality. The Agent and the Lenders agree to maintain as confidential all information provided to them and designated as confidential by any Loan Party in connection with the Loan Documents, except that the Agent and each Lender may disclose such information (a) to Persons employed or engaged by the Agent or such Lender or any of their Affiliates (including collateral managers of such Lender or Agent) in evaluating, approving, structuring or administering the Loan and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 10.7 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or as reasonably believed by the Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan

Documents or in connection with any litigation to which the Agent or such Lender is a party; (f) to any nationally recognized rating agency or investor of such Lender that requires access to information about such Lender’s investment portfolio in connection with ratings issued or investment decisions with respect to such Lender; (g) that is received from a third party without restriction on disclosure and without, to the knowledge of the Agent or such Lender, as applicable, breach of any agreement between such third party and the Loan Party; (h) that ceases to be confidential through no fault of the Agent or such Lender (or their Affiliates or Persons employed by them); or (i) to a Person that is an investor or prospective investor in such Lender or any of its Affiliates; provided, that, with respect to clauses (b) and (i), the Agent or such Lender may disclose such information to the extent that such Person or assignee, as applicable, agrees to be bound by provisions substantially similar to the provisions of this Section 10.7.

10.8    Captions. Captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

10.9    Nature of Remedies. All Obligations of the Loan Parties and rights of the Agent and the Lenders expressed herein or in any other Investment Document are cumulative to the extent permitted by Applicable Law and shall be in addition to and not in limitation of those provided by Applicable Law. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 8.2 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 2.9, or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any debtor relief law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 8.2 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.10    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by facsimile or electronic transmission (including PDF) of any executed signature page to this Agreement or any other Loan Document shall constitute effective delivery of such signature page. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, upon the reasonable request of the Agent, any electronic signature shall be promptly followed by such manually executed counterpart. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Agent and each Lender of a manually signed paper document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”) which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Borrower hereby acknowledges the receipt of a copy of this Agreement and all other Loan Documents. The Agent and each Lender may, on behalf of the Borrower, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the other Loan Documents. The Agent and each Lender may store the electronic image of this Agreement and the other Loan Documents in its electronic form and then (other than the Irish Collateral Documents) destroy the paper original as part of the Agent’s and the Lender’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity and enforceability as the paper originals.

10.11    Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.12    Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by the Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Agent or the Lenders.

10.13    Successors and Assigns.

10.13.1    Successors and Assigns Generally. This Agreement shall be binding upon the Borrower, each other Loan Party party hereto, the Lenders and the Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, each other Loan Party party hereto, the Lenders and the Agent and the successors and assigns of each Lender and the Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Borrower and each other Loan Party party hereto may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Agent and the Lenders. Each Lender may sell, transfer, or assign any or all of its rights and obligations hereunder pursuant to assignment documentation reasonably acceptable to such Lender, the Agent and such assignee; provided that, if no Event of Default has occurred and is continuing, the Borrower shall have the right to consent to any assignment by a Lender to any direct competitor of the Borrower identified on Schedule 10.13.1 (which schedule may be updated annually upon written notice by the Borrower to the Agent and the Lenders). Such assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such assignee pursuant to such assignment documentation, shall have the rights and obligations of a Lender hereunder. The Agent (acting solely for this purpose as the agent of the Borrower) shall maintain a register for the recordation of the names and addresses of each Lender and its assignees, and the amounts of principal and interest owing to any of them hereunder from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and each Lender and its assignees shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and all references to each Lender in this Agreement shall include any such assignee of such Lender. Notwithstanding anything to the contrary contained in this Section 10.13.1, Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to direct competitors of Borrower listed on Schedule 10.13.1 hereto.

10.13.2    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent assignment and assumption documentation reasonably acceptable to the Agent, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee shall complete and deliver to the satisfaction of the Agent an administrative questionnaire in a form provided by the Agent.

10.13.3    Participations. Each Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to one or more Persons (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Each Lender shall, acting solely for this purpose as a non fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). No Lender shall have any obligation to disclose all or any portion of the Participant Register to the Borrower or any other Person (including the existence or identity of any Participant or any information relating to a Participant’s interest in the Loans or other obligations under this Agreement) except (i) to the extent that such disclosure is necessary to establish that such Loans or other obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations (or its successor) or (ii) with respect to any Person whose interest in the Loans or other obligations is treated as a participation by reason of the Agent not accepting and recording a proposed assignment in the Register. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. A Participant shall not be entitled to receive any greater payment under Section 2 hereof than the initial Lender would have been entitled to receive with respect to the participation sold to such Participant.

10.14    Governing Law. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

10.15    Forum Selection; Consent to Jurisdiction; Service of Process. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT’S OPTION (AT THE DIRECTION OF THE REQUIRED LENDERS), IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.16    Waiver of Jury Trial. EACH LOAN PARTY, THE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

10.17    Patriot Act Notification. Each Lender that is subject to the Patriot Act and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107–56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the Patriot Act. The Borrower and each other Loan Party shall, promptly following a request by the Agent or any Lender, provide all such other documentation and information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

BAUDAX BIO, INC.,
as the Borrower

By:	/s/ Ryan D. Lake
Name:	Ryan D. Lake
Title:	Chief Financial Officer

MAM EAGLE LENDER, LLC
as a Lender

By:	/s/ Louis Hanover
Name:	Louis Hanover
Title:	Authorized Signatory

WILMINGTON TRUST, NATIONAL ASSOCIATION
as the Agent

By:	/s/ Andrew Lennon
Name:	Andrew Lennon
Title:	AVP

SIGNATURE PAGE TO

CREDIT AGREEMENT

SCHEDULE 1.1(a)

Commitment Schedule

Commitments

Lender	Tranche One Commitments	Tranche Two Commitments	Tranche Three Commitments	Tranche Four Commitments	Tranche Five Commitments
MAM Eagle Lender, LLC	$10,000,000	$5,000,000	$5,000,000	$10,000,000	$20,000,000
Total:	$10,000,000	$5,000,000	$5,000,000	$10,000,000	$20,000,000

Warrants

Lender	Warrants
MAM Eagle Lender, LLC	527,100
Total:	527,100

SCHEDULE 10.2

Addresses for Notices

SCHEDULE 10.13.1

Direct Competitors of the Borrower

EXHIBIT A

Form of Note

EXHIBIT B

Form of Compliance Certificate

EXHIBIT C

Form of Borrowing Request